                                                                EXHIBIT 2

================================================================================




                                CREDIT AGREEMENT


                           dated as of August 14, 1997


                                      among


                          AMCAST INDUSTRIAL CORPORATION


                                  as Borrower,


                         VARIOUS FINANCIAL INSTITUTIONS,


                                    as Banks,


                                       and


                          KEYBANK NATIONAL ASSOCIATION

                                    as Agent




================================================================================

         This Credit Agreement (as it may from time to time be amended, restated or otherwise modified, the "Agreement") is made effective as of the 14th day of August, 1997, among AMCAST INDUSTRIAL CORPORATION, an Ohio corporation, 7887 Washington Village Drive, Dayton, Ohio 45459, (the "Borrower"), the banking institutions named in Schedule 1 attached hereto and made a part hereof (collectively, the "Banks", and individually, a "Bank") and KEYBANK NATIONAL ASSOCIATION, 127 Public Square, Cleveland, Ohio 44114-1306, as Agent for the Banks under this Agreement ("Agent").

                                   WITNESSETH:

         WHEREAS, Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, it is mutually agreed as follows:


                             ARTICLE I. DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Absolute Rate Auction" shall mean a solicitation of Competitive Bids setting forth Competitive Bid Absolute Rates pursuant to Section 2.1C hereof.

         "Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR rate by (b) 1.00 minus the Reserve Percentage.

         "Adjusted Prime Rate" shall mean the greater of (a) the Prime Rate or
(b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

         "Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

         "Applicable Commitment Fee Rate" shall mean:

         (a) for the period from the Closing Date through the fiscal quarter ending on or about April 30, 1998, twenty (20) basis points; and

         (b) commencing on February 28, 1998, the number of basis points set forth in the following matrix based on the result of the computation of the Leverage Ratio for the most recently completed four (4) fiscal quarters (subject to the Proviso) shall be used to establish the number of basis points that will go into effect on May 1, 1998 and thereafter:

-----------------------------------------------------------------------------------------------------------

                                                                                APPLICABLE COMMITMENT
                                   LEVERAGE RATIO                                     FEE RATE
-----------------------------------------------------------------------------------------------------------

     Greater than or equal to 3.50 to 1.00                                      35   basis points
-----------------------------------------------------------------------------------------------------------
     Greater than or equal to 3.25 to 1.00 but less than 3.50 to 1.00           30   basis points
-----------------------------------------------------------------------------------------------------------
     Greater than or equal to 3.00 to 1.00 but less than 3.25 to 1.00           25   basis points
-----------------------------------------------------------------------------------------------------------
     Greater than or equal to 2.75 to 1.00 but less than 3.00 to 1.00           20   basis points
-----------------------------------------------------------------------------------------------------------
     Greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00         17.5   basis points
-----------------------------------------------------------------------------------------------------------
     Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00           15   basis points
-----------------------------------------------------------------------------------------------------------
     Less than 2.00 to 1.00                                                   12.5   basis points
-----------------------------------------------------------------------------------------------------------


Changes to the Applicable Commitment Fee Rate shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

         "Applicable LIBOR Margin" shall mean:

         (a) for the period from the Closing Date through the fiscal quarter ending on or about April 30, 1998, sixty two and one-half (62.5) basis points;

         (b) commencing on February 28, 1998, the number of basis points set forth in the following matrix based on the result of the computation of the Leverage Ratio for the most recently completed four (4) fiscal quarters (subject to the Proviso) shall be used to establish the number of basis points that will go into effect on May 1, 1998 and thereafter:



     ----------------------------------------------------------------------------------------------------
                                                                                APPLICABLE LIBOR
                                   LEVERAGE RATIO                                    MARGIN
     ----------------------------------------------------------------------------------------------------

     Greater than or equal to 3.50 to 1.00                                     125   basis points
     ----------------------------------------------------------------------------------------------------

     Greater than or equal to 3.25 to 1.00 but less than 3.50 to 1.00          100   basis points
     ----------------------------------------------------------------------------------------------------

     Greater than or equal to 3.00 to 1.00 but less than 3.25 to 1.00           75   basis points
     ----------------------------------------------------------------------------------------------------

     Greater than or equal to 2.75 to 1.00 but less than 3.00 to 1.00          62.5  basis points
     ----------------------------------------------------------------------------------------------------

     Greater than or equal to 2.50 to 1.00 but less than 2.75 to 1.00            50  basis points
     ----------------------------------------------------------------------------------------------------


     Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00            40  basis points
     ----------------------------------------------------------------------------------------------------

     Less than 2.00 to 1.00                                                      30  basis points
     ----------------------------------------------------------------------------------------------------

Changes to the Applicable LIBOR Margin shall be effective on the first day of each month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

         "Acquisition" shall mean the acquisition of the stock of Speedline by Levante S.p.A., an Italian corporation.

         "Acquisition Documents" shall mean the Share Purchase Agreement and all documents, instruments, and agreements referenced therein and related thereto in connection with the sale of shares pursuant to the Share Purchase Agreement.

         "Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

         "Casting" shall mean Casting Technology Company, an Indiana general partnership.

         "Casting Guaranty" shall mean the guaranty of Borrower of certain indebtedness of Casting, existing prior to the Closing Date, which guaranty shall in no event exceed the amount of Twenty Five Million Dollars ($25,000,000).

         "Closing Date" shall mean the effective date of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

         "Commitment" shall mean the obligation hereunder of the Banks to make Loans pursuant to the Revolving Credit Commitments and to participate in the issuance of Letters of Credit up to the Total Commitment Amount during the Commitment Period (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

         "Commitment Percentage" shall mean, for each Bank, the percentage set forth opposite such Bank's name under the column headed "Commitment Percentage" as described in Schedule 1 hereof.

         "Commitment Period" shall mean the period from the Closing Date to August 14, 2002, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

         "Company" shall mean Borrower and any Subsidiary, including, without limitation, Speedline.

         "Companies" shall mean Borrower and all of its Subsidiaries, including, without limitation, Speedline.

         "Competitive Bid" shall mean an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.1C hereof.

         "Competitive Bid Absolute Rate" shall have the meaning set forth in subpart (d) of Section 2.1C hereof.

         "Competitive Bid Absolute Rate Loan" shall mean a Loan to be made by a Bank pursuant to an Absolute Rate Auction.

         "Competitive Bid Interest Period" shall mean:

                  (a) with respect to a Competitive Bid LIBOR Loan, a period of one (1), two (2), three (3), or six (6) Months (as established through the LIBOR Auction), commencing on the applicable borrowing date of each Competitive Bid LIBOR Loan and ending on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights or obligations as provided in
         Section 2.1 or 3.5 hereof, or maturity of such Competitive Bid LIBOR Loan as provided in Section 2.1 hereof, such period shall be shortened to end on the date such Loan is to be prepaid or converted pursuant to such provisions. Each Competitive Bid LIBOR Loan shall be repaid on the last day of the applicable Competitive Bid Interest Period; and

                  (b) with respect to a Competitive Bid Absolute Rate Loan, the period commencing on the date of such borrowing and ending such number of days thereafter (but not less than seven (7) days and not greater than one hundred eighty (180) days (as established through the Absolute Rate Auction); provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment obligations as provided in Section 2.1 hereof, or maturity of such Competitive Bid Absolute Rate Loan as provided in
         Section 2.1 hereof, such period shall be shortened to end on the date such Loan is to be prepaid pursuant to such provisions. Each Competitive Bid Absolute Rate Loan shall be repaid on the last day of the applicable Competitive Bid Interest Period.

         "Competitive Bid LIBOR Loan" shall mean a Loan to be made by a Bank pursuant to a LIBOR Auction.

         "Competitive Bid Loan" shall mean a fixed rate Loan granted to Borrower by a Bank in accordance with Section 2.1C hereof.

         "Competitive Bid Margin" shall have the meaning set forth in subpart
(d) of Section 2.1C hereof.

         "Competitive Bid Rate Note" shall mean any Competitive Bid Rate Note executed and delivered pursuant to Section 2.1C hereof.

         "Consolidated" shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP.

         "Consolidated Depreciation, Obsolescence and Amortization Charges" shall mean the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower and its Subsidiaries for the period in question as determined on a Consolidated basis and in accordance with GAAP.

         "Consolidated EBIT" shall mean, for any period, on a Consolidated basis for Borrower and its Subsidiaries, the sum of the amounts for such period of:

                  (a) Consolidated Net Earnings, provided that: (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of Borrower or any Subsidiary, shall be excluded from such Consolidated Net Earnings, (ii) all items of gain or loss which are properly classified as extraordinary in accordance with GAAP shall be excluded from such Consolidated Net Earnings, and
         (iii) all items which are properly classified in accordance with GAAP as cumulative effects of accounting changes shall be excluded from such Consolidated Net Earnings;

                  (b) Consolidated Interest Expense; and

                  (c) charges for federal, state, local and foreign income taxes;

provided, however, that in determining Consolidated EBIT with respect to Speedline and its Subsidiaries ("Speedline EBIT"): (i) for the fiscal quarter of Borrower which ends on or about November 30, 1997, Speedline EBIT for such quarter shall be multiplied by 3/2, (ii) for the fiscal quarter of Borrower which ends on or about February 28, 1998, Speedline EBIT for such quarter shall be multiplied by 6/5, (iii) for the fiscal quarter of Borrower which ends on or about May 31, 1998, Speedline EBIT for such quarter shall be multiplied by 9/8, and (iv) for the fiscal quarter of Borrower which ends on or about August 31, 1998, Speedline EBIT for such quarter shall be multiplied by 12/11.

         "Consolidated EBITDA" shall mean, for any period on a Consolidated basis for Borrower and its Subsidiaries, the sum of the amounts for such period of:

                  (a) Consolidated Net Earnings, provided that: (i) all gains and all losses realized by Borrower and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to sale and leaseback transactions) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of Borrower or any Subsidiary, shall be excluded from such Consolidated Net

         Earnings, (ii) all items of gain or loss which are properly classified as extraordinary in accordance with GAAP shall be excluded from such Consolidated Net Earnings, and (iii) all items which are properly classified in accordance with GAAP as cumulative effects of accounting changes shall be excluded from such Consolidated Net Earnings;

                  (b)      Consolidated Interest Expense;

                  (c) charges for federal, state, local and foreign income taxes; and

                  (d) Consolidated Depreciation, Obsolescence and Amortization Charges;

provided, however, that in determining Consolidated EBITDA with respect to Speedline and its Subsidiaries ("Speedline EBITDA"): (i) for the fiscal quarter of Borrower which ends on or about November 30, 1997, Speedline EBITDA for such quarter shall be multiplied by 3/2, (ii) for the fiscal quarter of Borrower which ends on or about February 28, 1998, Speedline EBITDA for such quarter shall be multiplied by 6/5, (iii) for the fiscal quarter of Borrower which ends on or about May 31, 1998, Speedline EBITDA for such quarter shall be multiplied by 9/8, and (iv) for the fiscal quarter of Borrower which ends on or about August 31, 1998, Speedline EBITDA for such quarter shall be multiplied by 12/11.

         "Consolidated Interest Expense" shall mean, for any period, interest expense of Borrower and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP; provided, however, that in determining Consolidated Interest Expense with respect to Speedline and its Subsidiaries ("Speedline Interest Expense"): (i) for the fiscal quarter of Borrower which ends on or about November 30, 1997, Speedline Interest Expense for such quarter shall be multiplied by 3/2, (ii) for the fiscal quarter of Borrower which ends on or about February 28, 1998, Speedline Interest Expense for such quarter shall be multiplied by 6/5, (iii) for the fiscal quarter of Borrower which ends on or about May 31, 1998, Speedline Interest Expense for such quarter shall be multiplied by 9/8, and (iv) for the fiscal quarter of Borrower which ends on or about August 31, 1998, Speedline Interest Expense for such quarter shall be multiplied by 12/11.

         "Consolidated Net Earnings" shall mean, for any period, the Consolidated net income (loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

         "Consolidated Net Worth" shall mean, at any date, the Consolidated shareholders' equity of Borrower and its Subsidiaries, determined as of such date in accordance with GAAP.

         "Controlled Group" shall mean a Company and each "person" (as therein defined) required to be aggregated with a Company under Code Sections 414(b),
(c), (m) or (o).

         "Debt" shall mean, collectively, all Indebtedness incurred by Borrower to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the commitment fees, other fees and any prepayment premium payable hereunder.

         "Default Rate" shall mean a rate per annum which shall be two percent (2%) in excess of the Prime Rate from time to time in effect.

         "Derived LIBOR Rate" shall mean a rate per annum which shall be the sum of the Applicable LIBOR Margin plus Adjusted LIBOR.

         "Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Dollar Equivalent" of a Eurocurrency Loan shall mean the Dollar equivalent of the amount of such Eurocurrency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two
(2) Business Days before the date of such Eurocurrency Loan for the purchase of the relevant Eurocurrency with Dollars for delivery on the date of such Eurocurrency Loan. Agent shall notify Borrower of the Dollar Equivalent of such Eurocurrency Loan at the time that Dollar Equivalent is determined.

         "Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other country whose laws are applicable to any Company or wherein any Company does business, or by any state or municipality thereof, or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

         "ERISA Event" shall mean: (a) the existence of any condition or event with respect to an ERISA Plan which presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company, (b) a Controlled Group member has engaged in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code
Section 4975) or a breach of a fiduciary duty under ERISA which could result in liability to a Company, (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307, (d) a "reportable event" (as defined under ERISA Section 4043) has occurred with respect of any Pension Plan as to which notice is required to be provided to the PBGC, (e) a Controlled Group member has withdrawn from a Multi-employer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively), (f) a Multi-employer Plan is in or is likely to be in reorganization under ERISA Section 4241, (g) an ERISA Plan (and any related trust) which is intended to be qualified under Code Sections 401 and 501 fails to be so qualified or any "cash or deferred arrangement" under any such ERISA Plan fails to meet the requirements of Code Section 401(k), (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan, (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan, (j) a claim, action, suit, audit or investigation is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits, or (k) a Controlled Group member incurs or is expected to incur any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

         "ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

         "Eurocurrency" shall mean Eurodollars, Deutsche Marks, Pounds Sterling, French Francs, Italian Lira, Swiss Francs, Belgian Francs or any other non-U.S. currency agreed to by Agent and the Banks.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurocurrency Loan" shall mean a Loan which is denominated in Eurocurrency.

         "Eurodollar" shall mean a Dollar denominated deposit in a bank or bank branch outside of the United States.

         "Event of Default" shall mean an event, condition or thing which constitutes an event of default as defined in Article VII hereof.

         "Federal Funds Effective Rate" shall mean for any day, the rate per annum (rounded upward to the nearest 1/100 of one percent) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement.

         "Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer, vice president of finance, treasurer, or vice president and controller.

         "Funded Indebtedness" shall mean all Indebtedness that is funded, including, but not limited to, current, long-term and Subordinated Indebtedness, if any.

         "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

         "Guarantor" shall mean one who pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

         "Guarantor of Payment" shall mean any one of Elkhart Products Corporation, an Indiana corporation, Wheeltek, Inc., an Indiana corporation, Amcast Investment Services Corporation, a Delaware corporation, and AS International, Inc., a Delaware corporation, which are each executing and delivering a Guaranty of Payment, or any other Person which shall deliver a Guaranty of Payment to Agent for the benefit of the Banks subsequent to the Closing Date.

         "Guaranty of Payment" shall mean each of the guaranties of payment of debt executed and delivered on or after the date hereof in connection herewith by the Guarantors of Payment, as the same may be from time to time amended, restated or otherwise modified.

         "Indebtedness" shall mean, for any Company (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets excluding trade payables, (c) all obligations under conditional sales or other title retention agreements, (d) all lease obligations which have been or should be capitalized on the books of such Company in accordance with GAAP, (e) all reimbursement obligations (contingent or otherwise) under any letter of credit, banker's acceptance, interest rate swap, cap, collar or floor agreement or other interest rate management device, and (f) any other transaction (including forward sale or purchase agreements or agreements for the sale of receivables on a full recourse basis) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements; provided that the term Indebtedness for purposes of calculation of the Leverage Ratio, shall not include the Casting Guaranty.

         "Insurance Company Loans" shall mean the 7.09% Senior Notes, due November 7, 2005, issued by Borrower in the original aggregate principal amount of Fifty Million Dollars ($50,000,000) and originally issued to Principal Mutual Life Insurance Company and Northwestern Mutual Life Insurance Company and the 9.0% Senior Notes, due 1999 issued by Borrower in the original aggregate principal amount of Ten Million Dollars ($10,000,000) issued to Principal Mutual Life Insurance Company and the Northwestern Mutual Life Insurance Company.

         "Interest Adjustment Date" shall mean the last day of each Interest Period or Competitive Bid Interest Period, as applicable.

         "Interest Period" shall mean a period of one (1), two (2), three (3), or six (6) Months (as selected by Borrower) commencing on the applicable borrowing or conversion date of each LIBOR Loan and ending on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.5 hereof, prepayment or conversion rights or obligations as provided in Section
2.1 or 3.5 hereof, or maturity of such LIBOR Loan as provided in Section 2.1 hereof, such period shall be shortened to end on the date such Loan is to be prepaid or converted pursuant to such provisions. If Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan that is denominated in Eurodollars at least three (3) Business Days prior to any Interest Adjustment Date, Borrower shall be deemed to have converted such LIBOR Loan to a Prime Rate Loan at the end of the then current Interest

Period. If Borrower fails to select a new Interest Period with respect to an outstanding LIBOR Loan that is denominated in a Eurocurrency other than Eurodollars at least three (3) Business Days prior to any Interest Adjustment Date, such Loan shall be repaid on the last day of the applicable Interest Period.

         "Letter of Credit" shall mean any standby letter of credit which shall be issued by Agent for the benefit of Borrower, including amendments thereto, if any, and shall have an expiration date no later than fifteen (15) days prior to the last day of the Commitment Period.

         "Leverage Ratio" shall mean, for the time period in question and on a Consolidated basis and in accordance with GAAP, the ratio for the Companies of all Funded Indebtedness to Consolidated EBITDA.

         "LIBOR" shall mean the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Eurocurrency or Dollars for the relevant Interest Period or Competitive Bid Interest Period, as applicable, and in the amount of the LIBOR Loan to be disbursed or to remain outstanding, as the case may be, during such Interest Period or Competitive Bid Interest Period, as applicable, are offered to the Reference Bank by prime banks in any Eurocurrency market reasonably selected by the Reference Bank, determined as of 11:00 A.M. London time (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period or Competitive Bid Interest Period, as applicable, pertaining to a LIBOR Loan hereunder.

         "LIBOR Auction" shall mean a solicitation of Competitive Bids setting forth Competitive Bid Margins for a Loan that is in Eurodollars and based on the London interbank offered rate pursuant to Section 2.1C hereof.

         "LIBOR Loan" shall mean a Eurocurrency Loan on which Borrower shall pay interest at a rate based on LIBOR.

         "Lien" shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

         "Loan" or "Loans" shall mean the credit to Borrower extended by the Banks in accordance with Section 2.1A or C hereof.

         "Loan Documents" shall mean this Agreement, each of the Notes, each of the Guaranties of Payment, all documentation relating to each Letter of Credit and any other documents relating to any of the foregoing.

         "Majority Banks" shall mean, at any time, Banks having at least fifty-one percent (51%) of the Total Commitment Amount, or, if the Commitment shall have been terminated, having at least fifty-one (51%) of the aggregate unpaid principal amount of the Loans, or, if no Commitments are in effect and no Loans are outstanding, Banks which had at least fifty-one percent (51%) of the Commitment at the time of termination.

         "Month", with respect to an Interest Period or Competitive Bid Interest Period, as applicable, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period (or Competitive Bid Interest Period). If any Interest Period (or Competitive Bid Interest Period) begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period (or Competitive Bid Interest Period) is to end, the final month of such Interest Period (or Competitive Bid Interest Period) shall be deemed to end on the last Business Day of such final month.

         "Multi-employer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

         "Note" or "Notes " shall mean any Revolving Credit Note or Notes, any Competitive Bid Rate Note or Notes, or any other note delivered pursuant to this Agreement.

         "Obligor" shall mean one whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or its successor.

         "Pension Plan" shall mean an ERISA Plan that is a "pension plan" within the meaning of ERISA Section 3(2).

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

         "Prime Rate" shall mean the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

         "Prime Rate Loan" shall mean a Loan on which Borrower shall pay interest at a rate based on the Prime Rate.

         "Proviso" shall mean that for Borrower's fiscal quarters ending prior to the fiscal year ending on or about August 31, 1998, Consolidated EBITDA, as referred to in the Leverage Ratio, shall be calculated as follows: (a) for the fiscal year ending on or about August 31, 1997, Consolidated EBITDA shall be calculated as disclosed in the pro forma statement provided by Borrower to Agent on or about July 30, 1997, (b) for the fiscal quarter ending on or about November 30, 1997, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter by four (4), (c) for the fiscal quarter ending on or about February 28, 1998, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter and the previous fiscal quarter by two (2), and (d) for the fiscal quarter ending on or about May 31, 1998, Consolidated EBITDA shall be annualized by multiplying the Consolidated EBITDA for that fiscal quarter and the three (3) previous fiscal quarters by one and one-third (1.333).

       "Reference Bank" shall mean the Cayman Islands branch office of KeyBank National Association.

         "Related Writing" shall mean the Loan Documents and any assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to Agent or the Banks pursuant to or otherwise in connection with this Agreement.

         "Reserve Percentage" shall mean for any day that percentage (expressed as a decimal rounded up to the nearest 1/100 of 1%) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

         "Revolving Credit Commitment" shall mean the obligation hereunder of each Bank, during the Commitment Period, to make Revolving Loans and to participate in the issuance of Letters of Credit, up to the aggregate amount of Dollars (or its Dollar Equivalent in Eurocurrency) set forth opposite such Bank's name under the column headed "Maximum Amount" as listed in Schedule 1 hereof (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

         "Revolving Credit Note" shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

         "Revolving Loan" shall mean a Loan granted to Borrower by the Banks in accordance with Section 2.1A hereof.

         "Seller" shall mean the Corporate Sellers and the Individual Sellers, each as defined in the Share Purchase Agreement.

         "Share Purchase Agreement" shall mean that certain Share Purchase Agreement between Borrower, Speedline International Holding B.V., Gerance S.A., San Marco Finanziaria S.p.A., Mr. Antonio Zacchello, Mr. Giancarlo Zacchello, Mr. Gianni Zacchello, Mr. Franco Zacchello and Ms. Graziella Zacchello, dated July18/21 1997, as the same may be from time to time amended, supplemented or otherwise modified.

         "Speedline" shall mean Speedline S.p.A., a company organized under the laws of Italy, and each of its Subsidiaries.

         "Subordinated", as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Banks) in favor of the prior payment in full of the Debt.

         "Subsidiary" of a Company or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the voting power or capital stock of which is owned, directly or indirectly, by a Company or by one or more other Subsidiaries of a Company or by a Company and one or more Subsidiaries of a Company, (b) a partnership or limited liability company of which a Company, one or more other Subsidiaries of a Company or a Company and one or more Subsidiaries of a Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof or (c) any other Person (other than a corporation) in which a Company, one or more other Subsidiaries of a Company or such Person, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof; provided, however, that the term "Subsidiary" shall not be construed to include either Amcast Casting Technologies, Inc., an Indiana corporation and partner of Casting, or Casting.

         "Total Commitment Amount" shall mean the obligation hereunder of the Banks, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit up to the maximum aggregate principal amount of Two Hundred Million Dollars ($200,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof). For purposes of determining the Total Commitment Amount, the amount utilized by each Eurocurrency Loan shall be the Dollar Equivalent amount of each such Eurocurrency Loan as of the most recent Interest Adjustment Date.

         "Unmatured Event of Default" shall mean an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and which has not been appropriately waived by the Majority Banks in writing or fully corrected prior to becoming an actual Event of Default.

         "Voting Stock" shall mean stock of a corporation of a class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by the reason of the happening of any contingency).

         "Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3 (1).

         "Wholly-Owned Subsidiary" shall mean each Subsidiary all of whose outstanding stock, other than directors' qualifying shares, shall at the time be owned by Borrower and/or by one or more Wholly-Owned Subsidiaries.

         Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

         The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

                     ARTICLE II. AMOUNT AND TERMS OF CREDIT

         SECTION 2.1. AMOUNT AND NATURE OF CREDIT. Subject to the terms and provisions of this Agreement, each Bank shall participate to the extent hereinafter provided in making Loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement during the Commitment Period be in excess of the Total Commitment Amount.

         Each Bank, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the aggregate principal amount then outstanding on the Notes issued to such Bank, when combined with such Bank's pro rata share of the aggregate undrawn face amount of issued and outstanding Letters of Credit (but specifically excluding any Competitive Bid Loans payable to such Bank), shall not be in excess of the amount shown opposite the name of such Bank under the column headed "Maximum Amount" as set forth in
Schedule 1 hereto, and (b) such aggregate principal amount outstanding on the Notes issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (including the Notes held by such Bank but specifically excluding any Competitive Bid Rate Note) which is such Bank's Commitment Percentage.

         Each borrowing from the Banks hereunder (except for Competitive Bid Loans) shall be made pro rata according to the Banks' respective Commitment Percentages. The Loans shall be made and the Letters of Credit shall be issued, as follows:

         A. Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any one time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit and (b) the aggregate outstanding principal amount of all Competitive Bid Loans. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans hereunder by means of any combination of (i) Prime Rate Loans maturing on the last day of the Commitment Period, bearing interest at a rate per annum which shall be the Adjusted Prime Rate from time to time in effect, or (ii) LIBOR Loans maturing on the last day of the Commitment Period bearing interest at a rate per annum which shall be the Derived LIBOR Rate, fixed in advance of each Interest Period which shall be selected by Borrower for each LIBOR Loan, but subject to changes in the Applicable LIBOR Margin.

         Each Revolving Loan shall be drawn down in an aggregate amount (or in the case of a Eurocurrency Loan, in an aggregate Dollar Equivalent amount) of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to a Eurocurrency Loan other than a Eurodollar Loan, such approximately comparable amount as shall result in a rounded number of the applicable Eurocurrency). Each Prime Rate Loan shall be made in Dollars. With respect to each LIBOR Loan, subject to the other provisions of this Agreement,

Borrower shall have the right to receive all of the proceeds of such LIBOR Loan in Eurocurrency. Each LIBOR Loan shall be made in a single currency.

         Borrower shall pay interest on the unpaid principal amount of Prime Rate Loans outstanding from time to time from the date thereof until paid, on the last day of each succeeding February, May, August and November of each year and at the maturity thereof, commencing November 30, 1997. Borrower shall pay interest at a fixed rate for each Interest Period on the unpaid principal amount of each LIBOR Loan outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three (3) Months, the interest must be paid every three (3) Months, commencing three (3) Months from the beginning of such Interest Period).

         At the request of Borrower, provided no Unmatured Event of Default or Event of Default exists hereunder, the Banks shall convert Prime Rate Loans to LIBOR Loans that are in Eurodollars at any time, subject to the notice provisions of Section 2.2 hereof, and shall convert LIBOR Loans that are in Eurodollars to Prime Rate Loans on any Interest Adjustment Date.

         The obligation of Borrower to repay the Revolving Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of EXHIBIT A hereto, with appropriate insertions, dated the Closing Date and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time (subject to the applicable notice provisions) during the Commitment Period.

         B. Letters of Credit. Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent shall, in its own name, but only as agent for the Banks, issue such Letters of Credit for the account of Borrower, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and Agent shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate amount of all issued and outstanding Letters of Credit would exceed Fifty Million Dollars ($50,000,000) or (b) the sum of (i) the aggregate outstanding principal amount of the Revolving Loans, plus (ii) the aggregate of all issued and outstanding Letters of Credit, plus (iii) the aggregate amount of all outstanding Competitive Bid Loans shall exceed the Commitment. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Bank's Commitment Percentage.

         Each request for a Letter of Credit shall be delivered to Agent not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, the Borrower for whose benefit the Letter of Credit is to be issued shall execute and deliver to Agent an appropriate application and agreement, being in the standard form of Agent for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give each Bank notice of each such request for a Letter of Credit.

         In respect of each Letter of Credit and the drafts thereunder, if any, Borrower agrees (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid in advance on a quarter-annual basis, at the rate per annum of the then current Applicable LIBOR Margin (i.e. the Applicable LIBOR Margin in effect on the date that the Letter of Credit is issued and, as to each quarter-annual payment date thereafter, the Applicable LIBOR Margin in effect on the date of such quarter-annual payment) times the face amount of the Letter of Credit from the date of the Letter of Credit to the date of its expiry; (b) to pay to Agent, for its sole account, an additional Letter of Credit fee, which shall be paid on the date that such Letter of Credit is issued, at the rate per annum of one-eighth of one percent (1/8%) of the face amount of the Letter of Credit from the date of the Letter of Credit to the date of its expiry; and (c) to pay to Agent for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Agent from time to time.

         Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount outstanding thereunder shall be deemed to be a Revolving Loan to Borrower subject to the provisions and requirements of Section 2.1A and 2.2 hereof (unless any such requirement shall pertain to a minimum draw requirement and such requirement shall be waived by Agent) and shall be evidenced by the Revolving Credit Notes. Each such Revolving Loan shall be deemed to be a Prime Rate Loan unless otherwise requested by (in accordance with the notice provisions of Section 2.2(b) hereof) and available to Borrower hereunder. Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

         C.       Competitive Bid Loans.

         (a) THE COMPETITIVE BID OPTION. Subject to the terms and conditions of this Agreement, during the Commitment Period, Borrower may request the Banks to make offers to make Competitive Bid Loans to Borrower from time to time in amounts such that the aggregate amount of all Revolving Loans, Competitive Bid Loans and all issued and outstanding Letters of Credit by all Banks at any one time outstanding shall not exceed the Total Commitment Amount. The Banks may, but shall have no obligation to, make such offers and Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this
Section 2.1C.

         (b) COMPETITIVE BID REQUEST. A request by Borrower to obtain Competitive Bid Loans shall be made by Borrower transmitting to Agent by telex or facsimile transmission a Competitive Bid Request substantially in the form of Exhibit C-1 hereto, so as to be received (i) no later than 11:00 A.M. (Cleveland, Ohio time) on the fourth Business Day immediately prior to the date of the proposed borrowing, in the case of a LIBOR Auction or (ii) no later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day immediately prior to the date of the proposed borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Borrower and Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid

Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

                  (A) the proposed date of borrowing, which shall be a Business Day,

                  (B) the amount of the Loan requested and that the Loan requested is a Competitive Bid Loan,

                  (C) the duration of the Competitive Bid Interest Period applicable thereto, which shall not be later than the last day of the Commitment Period, and

                  (D) whether the Competitive Bids requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

Borrower may request offers to make a Competitive Bid Loan for no more than two
(2) Competitive Bid Interest Periods in any Competitive Bid Request under this Agreement. No Competitive Bid Request shall be made within five (5) Business Days of any other Competitive Bid Request.

         (c) INVITATION FOR COMPETITIVE BIDS. Promptly upon receipt of a Competitive Bid Request, Agent shall send to the Banks by telex or facsimile transmission an Invitation for Competitive Bids substantially in the form of EXHIBIT C-2 hereto, which shall constitute an invitation by Borrower to each Bank to submit Competitive Bids offering to make the Competitive Bid Loans to which such Competitive Bid Request relate in accordance with this Section.

         (d) SUBMISSION AND CONTENTS OF COMPETITIVE BIDS. Each Bank may submit a Competitive Bid containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this Section 2.1C and must be submitted to Agent by telex or facsimile transmission at its offices specified on the signature page hereof or as otherwise directed by Agent not later than (i) 9:30 A.M. (Cleveland, Ohio time) on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (ii) 9:30 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Borrower and Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that any Bank submitting a Competitive Bid (A) after 9:00 A.M. (Cleveland, Ohio time) on such third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (B) 9:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, in the case of an Absolute Rate Auction, shall confirm Agent's receipt of such Competitive Bid by telephone, and provided further that Competitive Bids submitted by Agent (or any affiliate of Agent) in the capacity of a Bank may be submitted, and may only be submitted, if Agent or such affiliate notifies Borrower of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the respective deadline for the other Banks, in the case of either a LIBOR Auction or an Absolute Rate Auction. Any Competitive Bid so made shall be irrevocable except with the written consent of Agent.

         Each Competitive Bid shall be in substantially the form of EXHIBIT C-3 hereto and shall in any case specify:

                  (1) the proposed date of borrowing, and the duration of each relevant Competitive Bid Interest Period to be applicable thereto;

                  (2) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount may be greater than or less than the Revolving Credit Commitment of the quoting Bank, must be Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), may not exceed the principal amount of Competitive Bid Loans for which offers were requested and may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted;

                  (3) in the case of a LIBOR Auction, the margin above or below the applicable LIBOR (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest six (6) decimal places) to be added to or subtracted from the applicable LIBOR;

                  (4) in the case of an Absolute Rate Auction, the rate of interest per annum, expressed as a percentage (specified to the nearest six (6) decimal places) (the "Competitive Bid Absolute Rate") offered for each such Competitive Bid Loan; and

                  (5) the identity of the quoting Bank.

A Competitive Bid may set forth up to two (2) separate offers by the quoting Bank with respect to each Competitive Bid Interest Period specified in the related Invitation for Competitive Bids.

         Any Competitive Bid shall be disregarded if it:

                  (w) is not substantially in conformity with Exhibit C-3 hereto or does not specify all of the information required by this Section 2.1C;

                  (x) except as permitted by subpart (e) hereof, contains qualifying, conditional or similar language;

                  (y) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or


                  (z) arrives after the time set forth in the first paragraph of subpart (d) hereof.

         (e) NOTICE TO BORROWER. Not later than (i) 10:00 A.M. (Cleveland, Ohio time) on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (ii) 10:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Borrower and Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), Agent shall notify Borrower of the terms
(A) of any Competitive Bid submitted by a Bank that is in accordance with subpart (d) and (B) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid. Any such subsequent Competitive Bid shall be disregarded by Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid. Agent's notice to Borrower shall specify (1) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Competitive Bid Interest Period specified in the related Competitive Bid Request, (2) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered and (3) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid may be accepted.

         (f) ACCEPTANCE AND NOTICE BY BORROWER. Not later than (i) 10:30 A.M. (Cleveland, Ohio time) on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (ii) 10:30 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Borrower and Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), Borrower shall notify Agent of its irrevocable acceptance or non-acceptance, such notice (a "Notice of Competitive Bid Borrowing") shall specify the aggregate principal amount of offers for each Competitive Bid Interest Period that are accepted. Borrower may accept any Competitive Bid in whole or in part; provided that:

                  (A) the aggregate principal amount of each Competitive Bid borrowing must be Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000);

                  (B) acceptance of offers may be made only on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

                  (C) Borrower may not accept any offer that is described in the last paragraph of subpart (d) above or that otherwise fails to comply with the requirements of this Agreement.

Not later than (1) 11:00 A.M. (Cleveland, Ohio time) on the third Business Day prior to the proposed date of borrowing, in the case of a LIBOR Auction or (2) 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as Borrower and Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), Agent shall notify the Banks of Borrower's acceptance or non-acceptance of the offers so notified to Borrower pursuant to subpart (e) hereof.

         (g) ALLOCATION BY AGENT. If offers are made by two (2) or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Competitive Bid Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by Agent among such Banks as nearly as possible (in multiples of Five Hundred Thousand Dollars ($500,000), as Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

         (h) EVIDENCE OF DEBT AND OTHER PROVISIONS. The obligation of Borrower to repay the Competitive Bid Loans made by each Bank and to pay interest thereon shall be evidenced by a Competitive Bid Rate Note of Borrower substantially in the form of Exhibit B hereto, with appropriate insertions, dated the Closing Date and payable to the order of such Bank on the last day of the Commitment Period in the principal amount of the Total Commitment Amount, or, if less, the aggregate unpaid principal amount of Competitive Bid Loans made hereunder by such Bank. No Competitive Bid Loan may be converted to a Revolving Loan and the Bank making a Competitive Bid Loan shall have no right to request that the other Banks share the risk of such Competitive Bid Loan. A Bank's extension of credit to Borrower in the form of a Competitive Bid Loan shall not diminish such Bank's obligation to participate in any other or future Revolving Loans to the full extent of such Bank's Commitment Percentage. Anything herein to the contrary notwithstanding, the extension of Competitive Bid Loans shall be deemed to be usage of the Commitment, and all such Competitive Bid Loans shall be subtracted from the Total Commitment Amount for purposes of determining availability for Loans under the Commitment.

         With respect to any Competitive Bid Loan, Borrower shall reimburse the Bank making such Competitive Bid Loan on demand for any resulting losses or expenses incurred by such Bank as a result of Borrower's repayment of such Competitive Bid Loan prior to the end of the Competitive Bid Interest Period applicable thereto, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties. In the event that such Bank incurs, directly or indirectly, any additional costs in making, maintaining or allocating capital to any Competitive Bid Loan as a result of complying with any charge, cost, reserve or other requirement imposed from time to time by any United States regulatory agency or law or regulation applicable to Borrower, except for income taxes of such Bank, Borrower shall pay to such Bank promptly upon such Bank's written notice, such amount as in the reasonable judgment of Bank shall compensate it for such additional cost.

         SECTION 2.2. CONDITIONS TO LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make Loans and of Agent to issue Letters of Credit hereunder is conditioned, in the case of each borrowing or issuance hereunder, upon:

         (a) all conditions precedent as listed in Article IV hereof shall have been satisfied;

         (b) (i) with respect to Revolving Loans that are Prime Rate Loans, receipt by Agent of a Notice of Revolving Loan in the form of Exhibit D hereto, by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing, such notice to provide the aggregate amount of Prime Rate Loans and the name of the requesting Borrower, and, if LIBOR Loans (other than Competitive Bid Loans) are requested, receipt by Agent of such Notice of Revolving

         Loan by 11:00 A.M. three (3) Business Days prior to the proposed date of borrowing; or, with respect to Letters of Credit, satisfaction of the notice provisions set forth in Section 2.1B hereof. Agent shall notify each Bank of the date, amount, type of currency, initial Interest Period (if applicable) and the name of the Borrower making the request promptly upon the receipt of such notice. With respect to Competitive Bid Loans, Borrower shall comply with the notice provisions set forth in Section 2.1C; and

                   (ii) With respect to Competitive Bid Loans, Prime Rate Loans and LIBOR Loans that are in Eurodollars, each Bank shall provide Agent, not later than 1:00 P.M. (Cleveland, Ohio time) on the date such Loan is to be made, with the amount, in Dollars (federal or other immediately available funds) required of it. With respect to LIBOR Loans that are to be funded in a Eurocurrency other than Eurodollars, each Bank shall provide Agent, not later than 1:00 P.M. (Cleveland, Ohio time) on the date such Loan is to be made, with the amount of the applicable Eurocurrency required of it in such Eurocurrency, in immediately available funds;

         (c) the fact that no Unmatured Event of Default or Event of Default shall then exist or immediately after the Loan or issuance of the Letter of Credit would exist; and

         (d) the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of such Loan, or the issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

         Each request for a Loan or the issuance of a Letter of Credit by Borrower hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (c) and (d) above. At no time shall Borrower request that LIBOR Loans and Competitive Bid Loans be outstanding for more than six (6) different Interest Periods or Competitive Bid Interest Periods at any one (1) time, and, if Prime Rate Loans are outstanding, then LIBOR Loans and Competitive Bid Loans shall be limited to five (5) different Interest Periods or Competitive Bid Interest Periods at any one (1) time.

         Each request for a LIBOR Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund the Loan. A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

         SECTION 2.3.      PAYMENT ON NOTES, ETC.

         (a) Payments in Eurocurrency. With respect to any LIBOR Loan that was made by the Banks in a Eurocurrency other than Eurodollars, all payments (including prepayments) to Agent and the Banks of the principal of or interest on such LIBOR Loan shall be made in same day funds and in the same Eurocurrency as the original Loan. All such payments shall be remitted by Borrower to Agent at Agent's main office (or at such other office or account as designated in writing by Agent to Borrower) not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in same day funds. In the event that such payment is due on a date when Agent's main office is not open for business, then such payment shall be made on the next preceding day upon which the main office is open for business. Any payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

         (b) Payments in Dollars. With respect to any LIBOR Loan or Prime Rate Loan that was made by the Banks in Eurodollars or Dollars, all payments (including prepayments) to Agent and the Banks of the principal of or interest on such Loan shall be made in Dollars. With respect to any other payment to Agent and the Banks that is not covered by subsection (a) hereof, such other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Banks not later than 2:00 P.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 2:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

         (c) Payments Net of Taxes. All payments under this Agreement shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Bank under the laws of the United States or any foreign jurisdiction (or any state or political subdivision thereof). If Borrower is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, Borrower shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.1 hereof for each Loan plus any principal then due.

         (d) Payments to Banks. Upon Agent's receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share of the amount of principal, interest, and commitment and other fees received by it for the account of such Bank. Payments received by Agent in Dollars shall be delivered to the Banks in immediately available funds. Payments received by Agent in a Eurocurrency (other than Eurodollars) shall be delivered to the Banks in same day funds. Each Bank shall record any principal, interest or other payment, the principal amounts of the Prime Rate Loans and the LIBOR Loans, the type of currency for each Loan, all prepayments and the applicable dates with respect to the Loans and payments, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each such Note. The aggregate unpaid amount of Loans set forth on the records of Agent shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note.

         (e) Timing of Payments. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any LIBOR Loan, if the next succeeding Business Day falls in the succeeding calendar Month, such payment shall be made on the preceding Business Day and the relevant Interest Period or Competitive Bid Interest Period, as applicable, shall be adjusted accordingly.

         SECTION 2.4. PREPAYMENT. Borrower shall have the right at any time or from time to time to prepay on a pro rata basis, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower shall give Agent notice of prepayment of any Prime Rate Loans by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any LIBOR Loan or Competitive Bid Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days before the Business Day on which such prepayment is to be made. Prepayments of Prime Rate Loans shall be without any premium or penalty.

         In any case of prepayment of any LIBOR Loan or Competitive Bid
Loan, Borrower agrees to indemnify the Banks and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of the making by Borrower of a prepayment of any LIBOR Loan (or Competitive Bid
Loan) on a day which is not the last day of the Interest Period or Competitive Bid Interest Period, applicable thereto. Any such loss shall be an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment to the last day of such Interest Period or Competitive Bid Interest Period, as applicable, in each case at the applicable rate of interest for such Loans provided for herein, over (b) the amount of interest (as reasonably determined by Agent) which would have accrued to the Banks on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) reasonably incurred by Agent or the Banks in connection with the prepayment, upon Borrower's receipt of a written statement from Agent.

         Each prepayment of a LIBOR Loan (other than a Competitive Bid Loan) shall be in the aggregate principal sum of not less than Five Million Dollars ($5,000,000). Each Prepayment of any Competitive Bid Loan shall be in the full amount of such Loan and all accrued but unpaid interest thereon. In the event Borrower cancels a proposed LIBOR Loan (or Competitive Bid Loan) subsequent to the delivery to Agent of the notice of the proposed date, aggregate amount and initial Interest Period or Competitive Bid Interest Period, as applicable, of such Loan, but prior to the draw down of funds thereunder, such cancellation shall be treated as a prepayment subject to the aforementioned prepayment fee.

         SECTION 2.5. COMMITMENT AND OTHER FEES; TERMINATION OR REDUCTION OF COMMITMENT.

         (a) Borrower shall pay to Agent, for the ratable account of the Banks, as a consideration for the Commitment hereunder, a commitment fee from the date hereof to and including the last day of the Commitment Period, equal to (a) the Applicable Commitment Fee Rate, times (b)(i) the Total Commitment Amount, less
(ii) the aggregate average daily outstanding principal amount of Loans, less
(iii) the aggregate average daily amount of all issued and outstanding Letters of Credit. The commitment fee shall be payable, in arrears, on November 30, 1997 and quarter-annually thereafter.

         (b) Borrower shall pay to Agent, for its sole benefit, on the Closing Date and on each anniversary of the Closing Date, all fees as set forth in the Credit Facilities Fee Letter from Bank to Borrower dated August 6, 1997 and accepted by Borrower on August 12, 1997.

         (c) Borrower may at any time or from time to time terminate in whole or ratably in part the Commitment of the Banks hereunder to an amount not less than the aggregate principal amount of the Loans and Letters of Credit then outstanding, by giving Agent not fewer than three (3) Business Days' notice, provided that any such partial termination shall be in an aggregate amount for all of the Banks of Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Bank of its proportionate amount and the date of each such termination. After each such termination, the commitment fees payable hereunder shall be calculated upon the Total Commitment Amount as so reduced. If Borrower terminates in whole the Commitment of the Banks, on the effective date of such termination (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding, together with all interest and commitment and other fees accrued and unpaid and provided that no issued and outstanding Letters of Credit shall exist) all of the Notes outstanding shall be delivered to Agent marked "Canceled" and redelivered to Borrower. Any partial reduction in the Total Commitment Amount shall be effective during the remainder of the Commitment Period.

         SECTION 2.6. COMPUTATION OF INTEREST AND FEES; DEFAULT RATE. Interest on Loans and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, (a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of issued and outstanding Letters of Credit shall be increased to two percent (2%) in excess of the then applicable fee from time to time in effect pursuant to subpart (a) of Section 2.1B hereof. In no event shall the rate of interest hereunder exceed the rate allowable by law.

         SECTION 2.7. MANDATORY PAYMENT AND CURRENCY FLUCTUATIONS. If the sum of
(a) the aggregate principal amount of all Loans outstanding (after converting each Eurocurrency Loan to its Dollar Equivalent) and (b) the undrawn face amount of all issued and outstanding Letters of Credit at any time exceeds the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event to be later than two (2) Business Days after receipt by Borrower of notice from Agent of such event, prepay an aggregate principal amount of the Loans sufficient to bring the aggregate outstanding principal amount of all Loans and the undrawn face amount of all issued and outstanding Letters of Credit within the Commitment of the Banks. For purposes of (i) computing the unused amount of the Commitment and the commitment fee referenced in Section 2.5 hereof and (ii) the principal outstanding on the Notes, the principal amount of Eurocurrency Loans shall be converted to their Dollar Equivalents. Any prepayment of a LIBOR Loan or a Competitive Bid Loan pursuant to this Section 2.7 shall be subject to the prepayment fees set forth in Section 2.4 hereof.

         SECTION 2.8. EXTENSION OF COMMITMENT. After each fiscal year of Borrower, upon the written request of Borrower received by Agent upon delivery of the financial statements as described in Section 5.3(b) hereof, the Banks shall have the option of extending the Commitment for an additional year. Each such extension shall require the unanimous written consent of all of the Banks and shall be upon such terms and conditions as may be agreed to by Agent, Borrower, and the Banks.


           ARTICLE III. ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

         SECTION 3.1. RESERVES OR DEPOSIT REQURIEMENTS, ETC. If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any Loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then, upon demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or, with respect to LIBOR Loans that are in Eurodollars, convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period or Competitive Bid Interest Period, as applicable, of any thereof. Each Bank shall notify Borrower as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

         SECTION 3.2. TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as shall fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2, such Bank shall use reasonable best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, shall promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

         Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or, with respect to LIBOR Loans that are in Eurodollars, convert all LIBOR Loans to Prime Rate Loans regardless of the Interest Period or Competitive Bid Interest Period, as applicable, of any thereof.

         SECTION 3.3. EUROCURRENCY DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that Agent shall have determined that (a) for Eurodollar Loans, that Dollar deposits or (b) for other Eurocurrency Loans, that deposits of the relevant amount for the relevant Interest Period or Competitive Bid Interest Period, as applicable, for such LIBOR Loans are not available to the Reference Bank in the applicable London interbank market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such LIBOR Loan for such Interest Period or Competitive Bid Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of new LIBOR Loans (or conversion of existing Loans to LIBOR Loans) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Prime Rate Loans, and (b) Borrower shall be obligated either to prepay, or, with respect to LIBOR Loans that are in Eurodollars, to convert to Prime Rate Loans, any outstanding LIBOR Loans on the last day of the then current Interest Period or Competitive Bid Interest Period, as applicable, with respect thereto.

         SECTION 3.4. INDEMNITY. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         SECTION 3.5. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder in any Eurocurrency or Dollars, as the case may be, the Commitment of such Bank to fund such LIBOR Loan shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its Commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either prepay all affected LIBOR Loans to the Banks in full or convert all affected LIBOR Loans that are Eurodollar Loans to Prime Rate Loans.

         SECTION 3.6. FUNDING. Each Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.


                        ARTICLE IV. CONDITIONS PRECEDENT

         The obligation of the Banks to make the first Loan and of Agent to issue the first Letter of Credit is subject to Borrower satisfying each of the following conditions:

         SECTION 4.1. NOTES. Borrower shall have executed and delivered to each Bank its Revolving Credit Note and its Competitive Bid Rate Note.

         SECTION 4.2. GUARANTIES OF PAYMENT OF DEBT. Each of Elkhart Products Corporation, Wheeltek, Inc., Amcast Investment Services Corporation and AS International, Inc. shall have executed and delivered its Guaranty of Payment to Agent for the benefit of the Banks, each to be in form and substance satisfactory to Agent and the Banks.

         SECTION 4.3. OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS. Borrower and each Guarantor of Payment shall deliver to each Bank an officer's certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower and Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower or such Guarantor of Payment, as the case may be, is a party, and (b) the Articles (or Certificate) of Incorporation and all amendments thereto, and bylaws and all amendments thereto, of Borrower and Guarantor of Payment.

         SECTION 4.4. LEGAL OPINIONS. Opinions of counsel for Borrower and each Guarantor of Payment, in form and substance satisfactory to Agent and the Banks, shall be delivered to each Bank.

         SECTION 4.5. GOOD STANDING CERTIFICATES. A good standing certificate for Borrower and each Guarantor of Payment issued on or about the Closing Date by the Secretary of State in the state(s) where Borrower or such Guarantor of Payment is incorporated or qualified as a foreign corporation shall be delivered to each Bank.

         SECTION 4.6. AGENT AND LEGAL FEES. Borrower shall pay to Agent, for its sole benefit, such fees as described in Credit Facilities Fee Letter referenced in Section 2.5 hereof. Borrower shall also pay all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

         SECTION 4.7. LIEN SEARCHES. With respect to the property owned by Borrower and each Guarantor of Payment, Borrower shall cause to be delivered to each Bank: (a) the results of U.C.C. lien searches, satisfactory to Agent and the Banks; and (b) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Banks.

         SECTION 4.8. NO MATERIAL ADVERSE CHANGE. No material adverse change, in the opinion of Agent and the Majority Banks, shall have occurred in the financial condition, operations or prospects of the Companies.

         SECTION 4.9. ACQUISITION DOCUMENTS. Borrower shall provide copies of the Acquisition Documents, including but not limited to the Share Purchase Agreement, certified by the Secretary of Borrower as being true and complete, all such Acquisition Documents to be in form and substance satisfactory to Agent and the Banks.

         SECTION 4.10. FINANCIAL STATEMENTS OF SPEEDLINE. Borrower shall provide to Agent and the Banks audited financial statements for Speedline for fiscal year ended 1996 and reviewed interim financial statements for 1997, which financial statements shall not be materially, in the opinion of Agent and the Majority Banks, different from the financial statements previously provided.

         SECTION 4.11. WIRE TRANSFER INSTRUCTIONS. Borrower shall provide written wire transfer instructions to Agent.

         SECTION 4.12. MISCELLANEOUS. Such other items and conditions as may be reasonably required by Agent or the Banks shall be satisfied.


                              ARTICLE V. COVENANTS

         Borrower agrees that so long as the Commitment remains in effect and thereafter until the principal of and interest on all Notes and all other payments and fees due hereunder shall have been paid in full, Borrower shall perform and observe, and shall cause each Subsidiary to perform and observe, each of the following provisions:

         SECTION 5.1. INSURANCE. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated; and (b) within ten (10) days of any Bank's written request, furnish to such Bank such information about any Company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by an officer of such Company.

         SECTION 5.2. MONEY OBLIGATIONS. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

         SECTION 5.3. FINANCIAL STATEMENTS. Borrower shall furnish to each Bank:

         (a) within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower and its Subsidiaries as of the quarter then ended and statements of income (loss), shareholders equity and cash flow for the quarter and fiscal year to date periods then ended, all prepared on a Consolidated and consolidating basis, in accordance with GAAP and reporting requirements, subject to normal year-end adjustments and without footnotes, and in form and detail reasonably satisfactory to the Banks and certified by a Financial Officer of Borrower;

         (b) within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of Borrower and its Subsidiaries for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to the Banks and certified by an independent public accountant satisfactory to the Banks, which report shall include balance sheets and statements of income (loss), stockholder's equity and cash-flow for that period, together with a certificate by the accountant setting forth the Unmatured Events of Default and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

         (c) concurrently with the delivery of the financial statements set forth in (a) and (b) above, a Compliance Certificate in the form of EXHIBIT E hereto, signed by a Financial Officer of Borrower;

         (d) with the delivery of the quarterly and annual financial statements described in (a) and (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies' systems, operations, financial condition or properties;

         (e) at least sixty (60) days after the end of each fiscal year of Borrower, annual pro-forma projections of Borrower and its Subsidiaries for the next fiscal year, to be in form reasonably acceptable to Agent and the Majority Banks;

         (f) as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the Securities and Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities; and

         (g) within ten (10) days of any Bank's written request, such other information about the financial condition, properties and operations of any Company as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such Bank and certified by a Financial Officer of the Company or Companies in question.

         SECTION 5.4. FINANCIAL RECORDS. Each Company shall at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to the Company in question) permit the Banks to examine that Company's books and records and to make excerpts therefrom and transcripts thereof. Borrower shall maintain its fiscal year end as on or about August 31, unless otherwise consented to by the Majority Banks, which consent shall not be unreasonably withheld.

         SECTION 5.5. FRANCHISES. Each Company shall preserve and maintain at all times its corporate existence.

         SECTION 5.6. ERISA COMPLIANCE. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Banks (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event, as defined under ERISA Section 4043, with respect to any ERISA Plan has occurred, a statement of the Financial Officer of such Company, setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Banks of any material taxes assessed, proposed to be assessed or which Borrower have reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of the Consolidated Net Worth of Borrower and its Subsidiaries. As soon as practicable, and in any event within twenty (20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent or any Bank, deliver or caused to be delivered to Agent or such Bank, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.


          SECTION 5.7. FINANCIAL COVENANTS.

         (a) INTEREST COVERAGE. Borrower shall not suffer or permit at any time the ratio of Consolidated EBIT to Consolidated Interest Expense for Borrower and its Subsidiaries to be less than 2.00 to 1.00, based upon Borrower's financial statements for the most recent fiscal quarter and the three (3) previous fiscal quarters (on a rolling four (4) quarter basis); provided that, anything herein to the contrary notwithstanding, for any period prior to the fiscal quarter ending on or about August 31, 1998, each such calculation pursuant to this Section shall be for the fiscal year-to-date period.

         (b) LEVERAGE. Borrower shall not suffer or permit at any time the Leverage Ratio of Borrower and it Subsidiaries to exceed (i) 3.65 to 1.00 on the Closing Date through August 30, 1998, (ii) 3.25 to 1.00 on August 31, 1998 through August 30, 1999, and (iii) 3.00 to 1.00 on August 31, 1999 and thereafter, based upon Borrower's financial statements for the most recent fiscal quarter and the three (3) previous fiscal quarters (on a rolling four (4) quarter basis), subject to the Proviso.

         SECTION 5.8. LIENS. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

         (a) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

         (b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets which (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

         (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

         (d) purchase money Liens securing credit extended to a Company for the purchase of fixed assets, so long as each such Lien is limited to the assets being purchased; and

         (e) Liens existing as of the Closing Date and described on Schedule 5.8 hereto (with the understanding, however, that the Indebtedness secured by such Liens may be extended, renewed, or replaced by Indebtedness of the same amount).


         SECTION 5.9. REGULATIONS U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X of the Board of Governors of the Federal Reserve System.

         SECTION 5.10. INVESTMENTS AND LOANS. No Company shall (a) make or keep outstanding any advance or loan to any Person (other than Borrower), or (b) be or become a Guarantor of any kind, except guarantees securing only indebtedness of the Companies incurred or permitted pursuant to this Agreement or guaranties of loans to Borrower; provided, that this Section shall not apply to (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business; (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System; (iii) any investment in commercial paper or securities which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investor Service, Inc. or Standard and Poor's Corporation; (iv) any loans to any Subsidiary and guaranties of the Indebtedness of a Subsidiary not in excess of the aggregate amount, for all Companies and for all such loans and guaranties, of Fifty Million Dollars ($50,000,000); (v) in addition to the amount set forth in subpart (iv) hereof, the Casting Guaranty; (vi) in addition to the amount set forth in subpart (iv) hereof, the guaranty of the Insurance Company Loans; or (vii) in addition to the amount set forth in subpart (iv) hereof but at all times subject to the proviso at the end of this Section 5.10, loans for the purchase price of the Speedline stock and retirement of Indebtedness of Speedline existing on the Closing Date; provided that, anything herein to the contrary notwithstanding, no loans shall be made to, investments in, or guaranties or other consideration given for the benefit of, Speedline and any other Subsidiaries of Borrower that are not organized under the laws of a state of the United States in excess of the aggregate of, for all such loans, investments, guaranties or other considerations, One Hundred Fifty Million Dollars ($150,000,000).

         SECTION 5.11. MERGER AND SALE OF ASSETS. No Company shall merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person, except that if no Unmatured Event of Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

         (a) any Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving corporation) or (ii) any one or more Guarantors of Payment, provided that either (a) the continuing or surviving corporation shall be a Wholly-Owned Subsidiary which is a Guarantor of Payment, or (B) after giving effect to any merger pursuant to this sub-clause (ii), Borrower and/or one or more Wholly-Owned Subsidiaries which are Guarantors of Payment shall own not less than the same percentage of the outstanding Voting Stock of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger, or

         (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any Wholly-Owned Subsidiary which is a Guarantor of Payment, or (iii) any Guarantor of Payment, of which Borrower and/or one or more Wholly-Owned Subsidiaries, which are Guarantors of Payment, shall own not less than the same percentage of Voting Stock as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition.

         SECTION 5.12. ACQUISITIONS. No Company shall acquire or permit any Subsidiary to acquire the assets or stock of any other Person; provided, however, that Borrower or any Guarantor of Payment may acquire the stock or assets of another Person so long as: (a) Borrower or such Guarantor of Payment, as the case may be, is the surviving entity; (b) the business to be acquired is similar to the lines of business of the Companies (unless otherwise agreed to by the Majority Banks); (c) the Companies are in full compliance with the Loan Documents both prior to and subsequent to the transaction; and (d) Borrower shall provide to Agent and the Banks, at least twenty (20) days prior to such acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed acquisition.

         SECTION 5.13. NOTICE. Borrower shall cause its Financial Officer to promptly notify the Banks whenever any Unmatured Event of Default or Event of Default may occur hereunder or any other representation or warranty made in
Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

         SECTION 5.14. ENVIRONMENTAL COMPLIANCE. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to the Banks promptly after receipt thereof a copy of any notice any Company may receive from any governmental authority, private person or entity or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. Except for inadvertent releases of an immaterial nature, no Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.

     SECTION 5.15. CORPORATE NAMES. No Company shall change its corporate name, unless, in each case, Borrower shall provide Agent and each Bank with at least thirty (30) days prior written notice thereof. Borrower's principal place of business and the location where Borrower maintains its corporate records is the address designated on the signature pages of this Agreement.

     SECTION 5.16. SUBSIDIARY GUARANTIES. Each Subsidiary which (a) comprises more than five and one-half percent (5-1/2%) of either the revenues or assets (or both) of Borrower and (b) is not organized outside of the United States of America that is created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent a Guaranty of Payment of all of the Debt, such agreement to be in form and substance acceptable to Agent and the Majority Banks.

     SECTION 5.17. AFFILIATE TRANSACTIONS. No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of (a) customary and reasonable directors' fees to directors who are not employees of a Company or any Affiliate of a Company, or
(b) any transaction between Borrower and an Affiliate (if a Guarantor of Payment) which Borrower reasonably determines in good faith is beneficial to Borrower and its Affiliates as a whole and which is not entered into for the purpose of hindering the exercise by Agent or the Banks of their rights or remedies under this Agreement. For purposes of this provision, "Affiliate" shall mean any person or entity, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

     SECTION 5.18. ACQUISITION. The Acquisition shall be completed in accordance with the terms of the Share Purchase Agreement on or before August 19, 1997 or such later date determined in accordance with the Share Purchase Agreement but in no event later than August 31, 1997. No amendment shall be made to, or any waiver granted under, the Share Purchase Agreement from and after the date hereof without Agent's prior written consent. After the Acquisition, Borrower shall provide evidence in form and substance satisfactory to Agent and the Majority Banks that the Acquisition has been completed and that all necessary documents or instruments have been filed with all appropriate governmental offices and that all necessary governmental or other consents or approvals have been obtained.

     SECTION 5.19. SYNDICATION OF CREDIT. Each Company shall provide to
Agent, upon request, such information and assistance, including but not limited to participation of senior level management, in Agent's efforts to syndicate the Commitment and the Loans.

     SECTION 5.20. VALUE OF COMPANIES. Borrower and the Guarantors, on a combined basis, shall at all times represent at least fifty five percent (55%) of the Consolidated Net Worth of the Companies.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

         Subject only to such exceptions, if any, as may be fully disclosed in an officer's certificate furnished by Borrower to each Bank prior to the execution and delivery hereof, Borrower represents and warrants that the statements set forth in this Article VI are true, correct and complete.

     SECTION 6.1. CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business and is in good standing as a foreign corporation in the jurisdictions set forth opposite its name on SCHEDULE 6.1, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a material adverse effect to the business, operations or condition (financial or otherwise) of such Company. Schedule 6.1 sets forth each Subsidiary of Borrower, its state of incorporation, its relationship to Borrower, including the percentage of each class of stock owned by a Company, the location of its chief executive offices and its principal place of business. Borrower owns, directly or indirectly, all of the capital stock of each of its Subsidiaries.

     SECTION 6.2. CORPORATE AUTHORITY. Each Company has the right and power and is duly authorized and empowered to enter into, execute, deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Company is a party have been duly authorized and approved by such Company's Board of Directors and are the valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under

Section 5.8. of this Agreement) upon any assets or property of any Company under the provisions of, each Company's Articles (or Certificate) of Incorporation, Bylaws or Regulations or any agreement.

     SECTION 6.3. COMPLIANCE WITH LAWS. Each Company:

         (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except to the extent any failure will not cause or result in a material adverse effect to the business, operations or condition (financial or otherwise) of such Company;

         (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

         (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent any failure will not cause or result in a material adverse effect to the business, operations or condition (financial or otherwise) of such Company.

     SECTION 6.4. LITIGATION AND ADMINISTRATIVE PROCEEDINGS. Except as disclosed on SCHEDULE 6.4, hereto, as to each of which, if determined adversely, would not have a material adverse effect on the business, property or operations (financial or otherwise) of a Company, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal ; (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound; and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

     SECTION 6.5. TITLE TO ASSETS. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.8 hereto.

     SECTION 6.6. LIENS AND SECURITY INTERESTS. Except for Liens permitted pursuant to Section 5.8 hereof, (a) there is no financing statement outstanding covering any personal property of any Company; (b) there is no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind.

     SECTION 6.7. TAX RETURNS. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of any Company have been filed and all taxes, assessments, fees and other governmental charges which are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a material adverse effect on the business, operations or condition (financial or otherwise) of a Company. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

     SECTION 6.8. ENVIRONMENTAL LAWS. Each Company is in material compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of their knowledge, threatened against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

     SECTION 6.9. CONTINUED BUSINESS. There exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances which would materially affect adversely any Company in any respect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner which it was theretofore conducted.

     SECTION 6.10. EMPLOYEE BENEFITS PLANS. SCHEDULE 6.10 identifies each ERISA Plan. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code
Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period", and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972; and. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets. In the event all Controlled Group members were to withdraw from all Multi-employer Plans in a "complete withdrawal" (within the meaning of ERISA Section 4203), the resultant liability, if any, would not have a material and adverse impact on the Companies taken as a whole.

     SECTION 6.11. CONSENTS OR APPROVALS. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, which has not already been obtained or completed.

     SECTION 6.12. SOLVENCY. Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. No Borrower is insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it will be an unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

     SECTION 6.13. FINANCIAL STATEMENTS. The audited 1996 fiscal year-end and third quarter 1997 fiscal year-to-date financial statements of Borrower, and the December 31, 1996 financial statements and the interim financial statements for the five month period ending May 31, 1997 of Speedline, furnished to Agent and the Banks are true and complete, have been prepared in accordance with GAAP (except that interim financial statements do not contain footnotes and do not reflect year end adjustments), and fairly present Borrower's and Speedline's financial condition as of the dates of such financial statements and the results of their operations for the respective periods then ended. Since the dates of such financial statements, there has been no material adverse change in any Company's or Speedline's financial condition, properties or business nor any change in any Company's or Speedline's accounting procedures, other than in connection with the Acquisition.

     SECTION 6.14. REGULATIONS. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loans (or any conversion thereof) nor the use of the proceeds of the Loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

     SECTION 6.15. MATERIAL AGREEMENTS. No Company is a party to any (a) debt instrument; (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it;, (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended); (e) management or employment contract or contract for personal services with any of its Affiliates which is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement which, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a material adverse effect on the business, operation or condition (financial or otherwise) of any Company.

     SECTION 6.16. INTELLECTUAL PROPERTY. Each Company owns, possesses, or has the right to use all the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others, except as would not have or would not be reasonably expected to have a material adverse effect on the business, property or operations (financial or otherwise) of such Company.

     SECTION 6.17. INSURANCE. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as such Company.

     SECTION 6.18. ACCURATE AND COMPLETE STATEMENTS. The Loan Documents do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading. Any other written statement made by any Company in connection with any of the Loan Documents does not, when put in the context of the other disclosures made by Borrower, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading. After due inquiry by Borrower, there is no known fact which Borrower has not disclosed to Agent and the Banks which has a material adverse effect on the business, operations or condition (financial or otherwise) of any Company.

     SECTION 6.19. DEFAULTS. No Unmatured Event of Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

                         ARTICLE VII. EVENTS OF DEFAULT

         Each of the following shall constitute an Event of Default hereunder:

     SECTION 7.1. PAYMENTS. If the interest on any Note, any commitment or other fee or any other amount (other than principal) payable hereunder shall not be paid in full punctually when due and payable, or within five (5) days thereafter; or if the principal of any Note shall not be paid in full punctually when due and payable.

     SECTION 7.2. SPECIAL COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.7, 5.9, 5.16 or 5.18 hereof.

     SECTION 7.3. OTHER COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Unmatured Event of Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Unmatured Event of Default is to be remedied.

     SECTION 7.4. REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Banks or any thereof or any other holder of any Note, shall be false or erroneous when made, deemed to be made under Section 2.2 hereof or at the time furnished.

     SECTION 7.5. CROSS DEFAULT. If any Company or any Obligor shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of the aggregate, for all such obligations, of Five Million Dollars ($5,000,000) beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

     SECTION 7.6. ERISA DEFAULT. The occurrence of one or more ERISA Events which (a) is likely to have a material adverse effect on the financial condition of the Companies when taken as a whole, or (b) results in a Lien on the assets of Borrower or any Guarantor of Payment.

     SECTION 7.7. CHANGE IN OWNERSHIP. If Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding stock of Speedline and its Subsidiaries.

     SECTION 7.8. MONEY JUDGMENT. a final judgment or order for the payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction, which remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments shall exceed Five Million Dollars ($5,000,000).

     SECTION 7.9. MATERIAL ADVERSE CHANGE. There shall have occurred any condition or event which has or is reasonably likely to have a material and adverse effect on the financial condition of Borrower and its Subsidiaries, when taken as a whole, or on the rights and remedies of Agent or the Banks under the Loan Documents or the ability of Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents. Failure of the Principal Mutual Life Insurance Company and Northwestern Mutual Life Insurance Company pursuant to the Insurance Company Loans to have executed permanent waivers of any default or event of default that occurs under the loan documents relating to the Insurance Company Loans by virtue of Borrower's execution of the Loan Documents on or before September 15, 1997, (unless the Insurance Company Loans are no longer outstanding at September 15, 1997) shall be deemed to be a material adverse change hereunder and shall be deemed to be an Event of Default.

     SECTION 7.10. GUARANTY OF PAYMENT. If any Guaranty of Payment or any provision thereof shall be deemed to be or be found invalid or unenforceably by a court competent jurisdiction or shall have ceased to be effective or any Guarantor of Payment shall have repudiated it obligations under a Guaranty of Payment.

     SECTION 7.11. SOLVENCY. If any Company or any Obligor shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or
(f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or
(g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.


                       ARTICLE VIII. REMEDIES UPON DEFAULT

     Notwithstanding any contrary provision or inference herein or elsewhere,

     SECTION 8.1. OPTIONAL DEFAULTS. If any Event of Default referred to in
Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.10 hereof shall occur, the Majority Banks shall have the right in their discretion, by directing Agent, on behalf of the Banks, to give written notice to Borrower, to:

         (a) terminate the Commitment and the credits hereby established, if not theretofore terminated, and, immediately upon such election, the obligations of Banks, and each thereof, to make any further Loan or Loans and the obligation of Agent to issue any Letter of Credit hereunder immediately shall be terminated, and/or

         (b) accelerate the maturity of all of the Debt (if it be not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

     SECTION 8.2. AUTOMATIC DEFAULTS. If any Event of Default referred to in
Section 7.11 hereof shall occur:

         (a) all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loan or Loans hereunder, nor shall Agent be obligated to issue any Letter of Credit hereunder, and

         (b) the principal of and interest on any Notes then outstanding, and all of the Debt shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

     SECTION 8.3. LETTERS OF CREDIT. If the maturity of the Notes is accelerated pursuant to Sections 8.1 or 8.2 hereof, Borrower shall immediately deposit and maintain with Agent, as security for Borrower's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

     SECTION 8.4. OFFSETS. If there shall occur or exist any Event of Default referred to in Section 7.11 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to
Section 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

     SECTION 8.5. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof and except as to Competitive Bid Loans), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.


                              ARTICLE IX. THE AGENT

         The Banks authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

     SECTION 9.1. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

     SECTION 9.2. NOTE HOLDERS. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

     SECTION 9.3. CONSULTATION WITH COUNSEL. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

     SECTION 9.4. DOCUMENTS. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     SECTION 9.5. AGENT AND AFFILIATES. With respect to the Loans, Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any affiliate thereof.

     SECTION 9.6. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that Agent shall be entitled to assume that no Unmatured Event of Default or Event of Default has occurred and is continuing, unless Agent has been notified by a Bank in writing that such Bank believes that an Unmatured Event of Default or Event of Default has occurred and is continuing and specifying the nature thereof.

     SECTION 9.7. ACTION BY AGENT. So long as Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Unmatured Event of Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     SECTION 9.8. NOTICES, DEFAULT, ETC. In the event that Agent shall have acquired actual knowledge of any Unmatured Event of Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and Agent shall inform the other Banks in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

     SECTION 9.9. INDEMNIFICATION OF AGENT. The Banks agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to their respective Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from Agent's gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

     SECTION 9.10. SUCCESSOR AGENT. Agent may resign as agent hereunder by giving not fewer than thirty (30) days' prior written notice to Borrower and the Banks. If Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld or delayed), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Banks of its resignation, then Agent shall appoint a successor agent who shall serve as agent until such time as the Majority Banks appoint a successor agent, which shall be a financial institution organized under the laws of the United States and having a combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000). Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement, provided, however, that the provisions of this Article IX shall inure to the benefit of the former agent as to any actions taken or omitted to be taken by it while it was agent under this Agreement.


                            ARTICLE X. MISCELLANEOUS

     SECTION 10.1. BANKS' INDEPENDENT INVESTIGATION. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

     SECTION 10.2. NO WAIVER; CUMULATIVE REMEDIES. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

     SECTION 10.3. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitment hereunder, (b) the extension of maturity of the Notes, the payment date of interest thereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights, or the Majority Banks definition in this Agreement,
(e) the release of any Guarantor of Payment, or (f) any amendment to this
Section 10.3 or Section 8.5 hereof. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

     SECTION 10.4. NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, or sent by facsimile with telephonic confirmation of receipt, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or sent by facsimile with telephonic confirmation of receipt, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when received by the Agent, the Banks or the Borrower, as the case may be.

     SECTION 10.5. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all reasonable costs and expenses of Agent, including, but not limited to, (a) administration and out-of-pocket expenses of Agent in connection with the administration of the Loan Documents, the syndication of the Commitment and the Loans, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, (c) any expenses of Agent incurred in connection with the preparation of the Loan Documents and any Related Writings, and (d) the reasonable fees and out-of-pocket expenses of special counsel for the Agent, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower shall also pay all reasonable costs and expenses of Agent and the Banks, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Loan Documents or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to save Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

     SECTION 10.6. INDEMNIFICATION. Borrower agrees to defend, indemnify and hold harmless Agent and the Banks from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any person or entity relating to or arising out of this Agreement or the Loan Documents or any actual or proposed use of proceeds of the Loans hereunder or any activities of any Company or any Obligor or any of their affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

     SECTION 10.7. CAPITAL ADEQUACY. To the extent not covered by Article III hereof, if any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank (or its holding company) for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

         SECTION 10.8. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtors and creditors, respectively, and neither Agent nor any Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

     SECTION 10.9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, including facsimiles, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 10.10. BINDING EFFECT, BORROWER'S ASSIGNMENT. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

     SECTION 10.11. BANK ASSIGNMENTS/PARTICIPATIONS

         A.  Assignment/Transfer of Commitments

         Each Bank shall have the right at any time or times to assign or transfer to another financial institution, without recourse, all or a percentage of all of the following (a) that Bank's Commitment, (b) all Loans made by that Bank, (c) that Bank's Note, and (d) that Bank's participations in Letters of Credit and any participation purchased pursuant to Section 8.5; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

         (i) Prior Consent. No transfer may be consummated pursuant to this
Section 10.11 without the prior written consent of Borrower and Agent (other than a transfer by any Bank to any affiliate of such Bank), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, no Borrower's consent shall be required if, at the time of the proposed transfer, (A) any Unmatured Event of Default or Event of Default shall have occurred, or (B) Borrower is the subject of a proceeding referenced in Section
7.11. Anything herein to the contrary notwithstanding, any Bank may at any time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

        (ii) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Ten Million Dollars ($10,000,000) or the entire amount of a Bank's interest.

        (iii) Agreement; Transfer Fee. Unless the transfer shall be to an affiliate of the transferor or the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to Agent, for its own account, an administrative fee of Two Thousand Five Hundred Dollars
($2,500) and    (B) shall cause the transferee to execute and deliver to
Borrower, Agent and each Bank (1) an Assignment Agreement, in the form of Exhibit F hereto (an "Assignment Agreement") together with the consents and releases and the Administrative Questionnaire referenced therein and (2) such additional amendments, assurances and other writings as Agent may reasonably require.

     (iv) Notes. Borrower shall execute and deliver (A) to Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, and (B) to the transferee, an appropriate Note. After delivery of the new Note, the transferor's Note shall be returned to Borrower marked "replaced".

     (v) Parties. Upon satisfaction of the requirements of this Section 10.11A, including the payment of the fee and the delivery of the documents set forth in
Section 10.11A (ii), (A) the transferee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, and (B) the transferor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and (3) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

     (vi) The Register. Agent shall maintain at its address referred to in
Section 10.5 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.


     (vii) Non-U.S. Transferee. If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such transferee, at least five (5) Business Days prior to the effective date of such transfer, (A) to represent to the transferor Bank (for the benefit of the transferor Bank, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the transferor Bank with respect to any payments to be made to such transferee in respect of the Loans hereunder, (B) to furnish to the transferor Bank (and, in the case of any transferee registered in the Register, Agent and Borrower) either (1) U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or (2) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (C) to agree (for the benefit of the transferor Bank, Agent and Borrower) to provide the transferor Bank (and, in the case of any transferee registered in the Register, Agent and Borrower) a new Form 4224 or Form 1001 or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

         B.       Sale of Participations

         Each Bank shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution, as the case may be, in all or any part of (a) that Bank's Commitment, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement, and (e) that Bank's participations, if any, purchased pursuant to
Section 8.4 or this Section 10.11B.

         (i) Benefits of Participation. The provisions of Article III and
Section 10.8 shall inure to the benefit of each purchaser of a participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

         (ii) Rights Reserved. In the event any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against Borrower the Loan Documents and the Related Writings) and duties pursuant to the Loan Documents and the Related Writings, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 10.3, except if and to the extent that any such waiver, consent or amendment would:

              (A) reduce any fee or commission allocated to the participation or sub-participation, as the case may be,

              (B) reduce the amount of any principal payment on any Loan allocated to the participation or sub-participation, as the case may be, or reduce the principal amount of any Loan so allocated or the rate of interest payable thereon, or

              (C) extend the time for payment of any amount allocated to the participation or sub-participation, as the case may be.

         (iii) No Delegation. No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

     SECTION 10.12. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

     SECTION 10.13. ENTIRE AGREEMENT. This Agreement, the Notes and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

     SECTION 10.14. JUDGMENT CURRENCY. If Agent, on behalf of the Banks, obtains a judgment or judgments against Borrower in a Eurocurrency (other than Eurodollars), the obligations of Borrower in respect of any sum adjudged to be due to Agent or the Banks hereunder or under the Notes (the "Judgment Amount") shall be discharged only to the extent that, on the Business Day following receipt by Agent of the Judgment Amount in the Eurocurrency, Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Eurocurrency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing to Agent or the Banks hereunder or under the Notes (the "Original Due Date") (the "Loss"), Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Bank, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Bank agrees to remit such excess to Borrower.

         SECTION 10.15. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     SECTION 10.16. LEGAL REPRESENTATION OF PARTIES. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

     SECTION 10.17. JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE a JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT'S OR ANY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF.



Address: 7887 Washington Village Drive       AMCAST INDUSTRIAL CORPORATION
        ------------------------------
         Dayton, OH  45459                    By /s/ John H. Shuey
        ------------------------------           ------------------------------
                                                 John H. Shuey, President and
                                                 Chief Executive Officer

                                             and
                                                -------------------------------

                                                -------------------------------


Address:  Key Center                          KEYBANK NATIONAL ASSOCIATION,
          127 Public Square                       as Agent and as a Bank
          Cleveland, Ohio  44114-1306
          Attention: Large Corporate         By: /s/ Michael J. Landini
                     Banking Division           -------------------------------
                                                Michael J. Landini, Assistant
                                                Vice President

                      LIST OF EXHIBITS TO CREDIT AGREEMENT
                      ------------------------------------

The following exhibits to the Credit Agreement are filed herewith, any other enclosures or exhibits the Commission requests will be filed upon request.

Exhibit A      Revolving Credit Note
Exhibit B      Competitive Bid Rate Note
Exhibit F      Form of Assignment Agreement

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$                                                           Cleveland, Ohio
-------------------                                         August 14, 1997


         FOR VALUE RECEIVED, the undersigned AMCAST INDUSTRIAL CORPORATION ("Borrower"), promises to pay on August 14, 2002, to the order of ____________ _______________ (the "Bank") at the Main Office of KEYBANK NATIONAL ASSOCIATION, as Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

 ....................................................................   DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to Section 2.1A of the Credit Agreement, as hereinafter defined, whichever is less, in lawful money of the United States of America; provided that Loans which are Eurocurrency Loans, as defined in the Credit Agreement, (other than Eurodollar Loans, as defined in the Credit Agreement) shall be payable in the applicable Eurocurrency, as defined in the Credit Agreement, at the place or places designated in the Credit Agreement. Borrower also agrees to pay any additional amount that is required to be paid pursuant to
Section 10.14 of the Credit Agreement. As used herein, "Credit Agreement" means the Credit Agreement dated as of August 14, 1997, among Borrower, the banks named therein and KeyBank National Association, as Agent, as the same may from time to time be restated, amended or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

         Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1A of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.1A; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Prime Rate Loans and LIBOR Loans, and payments of principal of any thereof, will be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note.

         If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, Bank may collect and Borrower agrees to pay a late charge of an amount equal to one -half of one percent (1/2%) of the amount of such late payment.

         This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

         Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

         JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

                                              AMCAST INDUSTRIAL CORPORATION

                                              By:
                                                 ------------------------------
                                                   Title:
                                                         ----------------------
                                              and
                                                 ------------------------------
                                                   Title
                                                        -----------------------

                                    EXHIBIT B

                            COMPETITIVE BID RATE NOTE

$200,000,000.00                                               Cleveland, Ohio
                                                              August 14, 1997

         FOR VALUE RECEIVED, the undersigned AMCAST INDUSTRIAL CORPORATION ("Borrower"), promises to pay on August 14, 2002, to the order of ___________ __________________ (the "Bank") at the Main Office of KEYBANK NATIONAL ASSOCIATION, as Agent, 127 Public Square, Cleveland, Ohio 44114-1306 the principal sum of

TWO HUNDRED MILLION AND 00/100.....................................   DOLLARS

or the aggregate unpaid principal amount of all Competitive Bid Loans made by Bank to Borrower pursuant to Section 2.1C of the Credit Agreement, as hereinafter defined, whichever is less, in lawful money of the United States of America. As used herein, "Credit Agreement" means the Credit Agreement dated as of August 14, 1997, among Borrower, the banks named therein and KeyBank National Association, as Agent, as the same may from time to time be restated, amended or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

         Borrower also promises to pay interest on the unpaid principal amount of each Competitive Bid Loan from time to time outstanding, from the date of such Competitive Bid Loan until the payment in full thereof, at the rates per annum which shall be determined in accordance with the provisions of Section 2.1C of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.1C; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Competitive Bid Absolute Rate Loans and Competitive Bid LIBOR Loans, and payments of principal of any thereof, will be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under this Note.

         If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum which shall be the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, Bank may collect and Borrower agrees to pay a late charge of an amount equal to one-half of one percent (1/2%) of the amount of such late payment.

         This Note is one of the Competitive Bid Rate Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this
Note is issued.

         Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind.

         JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

                                              AMCAST INDUSTRIAL CORPORATION

                                              By:
                                                 ------------------------------
                                                   Title:
                                                         ----------------------
                                              and
                                                 ------------------------------
                                                   Title
                                                        -----------------------

                                    EXHIBIT F

                                     FORM OF
                              ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "Assignment Agreement") between ____________________________________________________________ (the "Assignor")
and ______________________________________________________________ (the
"Assignee") is dated as of ___________________, 199_. The parties hereto agree as follows:

         1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of August 14, 1997 (which, as it may from time to time be amended, restated or otherwise modified is herein called the "Credit Agreement"), among AMCAST INDUSTRIAL CORPORATION ("Borrower"), certain banks listed on the signature pages thereof (collectively, "Banks" and, individually, "Bank"), and KEYBANK NATIONAL ASSOCIATION, as agent for the Banks ("Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, one hundred percent (100%) of the Commitment of the Assignor.

         2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and other consideration set forth herein, and effective as of the Assignment Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to (a) the Commitment of the Assignor (as in effect on the Assignment Effective Date), (b) any Loan made by the Assignor which is outstanding on the Assignment Effective Date, (c) any Note delivered to the Assignor pursuant to the Credit Agreement, and (d) the Credit Agreement and the other Related Writings. Pursuant to Section 10.11A of the Credit Agreement, on and after the Assignment Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Credit Agreement and the Related Writings, all determined as if the Assignee were a "Bank" under the Credit Agreement with a Commitment of _____________________________________________________ Dollars ($______________),
equaling __________________ percent (_______%) of the Total Commitment Amount. The Assignment Effective Date (the "Assignment Effective Date") shall be two (2) Business Days (or such shorter period agreed to by Agent) after a Notice of Assignment substantially in the form of Attachment I hereto and any consents substantially in the form of Attachment II hereto required to be delivered to Agent, together with a fee of $2,500, in accordance with Section 10.11A of the Credit Agreement, have been delivered to Agent; provided, however, that, in the event that Borrower shall appropriately deliver a Notice of Borrowing prior to the time at which all of conditions to the effectiveness of this Assignment shall have been met, the Assignment Effective Date shall be the Business Day immediately following the day upon which the Loans by the Banks are to be made under such Notice of Borrowing. In no event shall the Assignment Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Assignment Effective Date under Section 4 are not made on or prior to the proposed Assignment Effective Date. The Assignor shall notify the Assignee of the proposed Assignment Effective Date on the Business Day prior to the proposed Assignment Effective Date and shall notify the Assignee of any pending Notice of Borrowing which would delay such proposed Assignment Effective Date.

         3. ASSUMPTION. For and in consideration of the assignment of rights by the Assignor set forth in Section 2 hereof and the other consideration set forth herein, and effective as of the Assignment Effective Date, the Assignee does hereby accept that assignment, and assume and covenant and agree fully, completely and timely to perform, comply with and discharge, each and all of the obligations, duties and liabilities of the Assignor under the Credit Agreement and the Related Writings which are assigned to the Assignee hereunder, which assumption includes, without limitation, the obligation to fund the unfunded portion of the Total Commitment Amount in accordance with the provisions set forth in the Credit Agreement as if the Assignee were a "Bank" under the Credit Agreement with ______________________________________________ Dollars
($____________) equaling _____________________ percent (_____%) of the Total
Commitment Amount. The Assignee agrees to be bound by all provisions relating to "Banks" under and as defined in the Credit Agreement and the Related Writings, including, without limitation, provisions relating to the payment of indemnification. The Assignee agrees further to deliver to Agent, concurrently herewith, a completed Administrative Questionnaire, substantially in the form attached hereto as Attachment III.

         4. PAYMENT OBLIGATIONS. On and after the Assignment Effective Date, the Assignee shall be entitled to receive from Agent all payments of principal, interest and fees with respect to Assignor's Commitment and Commitment Percentage of the Loans. The Assignee shall advance funds directly to Agent with respect to all Loans and reimbursement payments made on or after the Assignment Effective Date. In consideration for the sale and assignment of Loans hereunder, (a) with respect to all Prime Rate Loans outstanding on the Assignment Effective Date, the Assignee shall pay the Assignor, on the Assignment Effective Date, an amount in Dollars equal to the Assignor's Commitment Percentage of all such Prime Rate Loans, and (b) with respect to each LIBOR Loan outstanding on the Assignment Effective Date, (i) on the last day of the Interest Period or Competitive Bid Interest Period, as applicable, therefor or (ii) on such earlier date agreed to by the Assignor and the Assignee or (iii) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (i),
(ii) or (iii) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount in Dollars or the applicable Eurocurrency, as the case may be, equal to such Assignor's Commitment Percentage of such LIBOR Loan. On and after the Assignment Effective Date, the Assignee shall also remit to the Assignor any amounts of interest on Loans and fees received from Agent which relate to Assignor's Commitment Percentage of Loans accrued for periods prior to the Assignment Effective Date, in the case of Prime Rate Loans, or the Payment Date, in the case of LIBOR Loans, and not heretofore paid by the Assignee to the Assignor. In the event interest for the period from the Assignment Effective Date to but not including the Payment Date is not paid by Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on such LIBOR Loan at the applicable rate provided by the Credit Agreement. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

         5. CREDIT DETERMINATION; LIMITATIONS ON ASSIGNOR'S LIABILITY. The Assignee represents and warrants to the Assignor, Borrower, Agent and the other Banks (a) that it is capable of making and has made and shall continue to make its own credit determinations and analysis based upon such information as the Assignee deemed sufficient to enter into the transaction contemplated hereby and not based on any statements or representations by the Assignor, (b) the Assignee confirms that it meets the requirements to be an assignee as set forth in
Section 10.11 of the Credit Agreement; (c) the Assignee confirms that it is able to fund the Loans as required by the Credit Agreement; and (d) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Related Writings are required to be performed by it as a Bank thereunder. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no representation or warranty of any kind to the Assignee and shall not be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of the Credit Agreement or any Related Writings, (ii) any representation, warranty or statement made in or in connection with the Credit Agreement or any of the Related Writings, (iii) the financial condition or creditworthiness of Borrower or any Guarantor, (iv) the performance of or compliance with any of the terms or provisions of the Credit Agreement or any of the Related Writings, (v) inspecting any of the property, books or records of Borrower or (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be liable for any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans, the Credit Agreement or the Related Writings, except for its or their own bad faith or willful misconduct. The Assignee appoints Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof.

         6. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, cost and expenses (including, without limitation, attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's performance or non-performance of obligations assumed under this Assignment Agreement.

         7. SUBSEQUENT ASSIGNMENTS. After the Assignment Effective Date, the Assignee shall have the right pursuant to Section 10.11 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (a) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement, any of the Related Writings, or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or any of the Related Writings has been obtained, (b) the assignee under such assignment from the Assignee shall agree to assume all of the Assignee's obligations hereunder in a manner satisfactory to the Assignor and (c) the Assignee is not thereby released from any of its obligations to the Assignor hereunder.

         8. REDUCTIONS OF AGGREGATE AMOUNT OF COMMITMENTS. If any reduction in the Total Commitment Amount occurs between the date of this Assignment Agreement and the Assignment Effective Date, the percentage of the Total Commitment Amount assigned to the Assignee shall remain the percentage specified in Section 1 hereof and the dollar amount of the Commitment of the Assignee shall be recalculated based on the reduced Total Commitment Amount.

     9. ENTIRE AGREEMENT. This Assignment Agreement and the attached consent embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     10. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.

     11. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth under each party's name on the signature pages hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[ADDRESS]                                 [NAME OF ASSIGNEE]


                                          By:
                                             ---------------------------------
                                          Title:
                                                ------------------------------

[ADDRESS]                                 [NAME OF ASSIGNOR]


                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------

                          GUARANTY OF PAYMENT OF DEBT
                          ---------------------------



1.       RECITALS.

         Concurrently herewith, the Banks and Agent are entering into the Credit Agreement, as hereinafter defined, with AMCAST INDUSTRIAL CORPORATION ("Borrower"). ___________ ________________________________________________, an
Indiana corporation, ("Guarantor") desires that the Banks grant the financial accommodations to Borrower as described therein and other financial accommodations.

         Guarantor deems it to be in the direct pecuniary and business interests of Guarantor that Borrower obtain from the Banks the Commitment, as defined in the Credit Agreement, and the Loans and Letters of Credit, as hereinafter defined, provided for in the Credit Agreement.

         Guarantor understands that the Banks are willing to grant such financial accommodations to Borrower only upon certain terms and conditions, one of which is that the Guarantor guarantee the payment of the Debt, and this instrument is being executed and delivered in consideration of each financial accommodation, if any, granted to Borrower by the Banks and for other valuable considerations.


2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

     2.1. "Agent" means KEYBANK NATIONAL ASSOCIATION, as Agent for the Banks under the Credit Agreement, and its successors and assigns.

     2.2. "Bank" or "Banks" means the banking institutions listed on Exhibit A hereto, and each thereof, and their respective successors and assigns.

     2.3. "Collateral" means, collectively, all property, if any, securing the Debt or any part thereof at the time in question.

     2.4. "Credit Agreement" means the Credit Agreement executed by and among the Borrower, Agent and the Banks and dated as of the 14th day of August, 1997, as it may be from time to time amended, restated or otherwise modified.

     2.5. "Debt" means, collectively, (a) all Loans and all Letters of Credit;
(b) all other indebtedness now owing or hereafter incurred by Borrower to the Banks pursuant to the Credit Agreement and the Notes executed in connection therewith; (c) each renewal, extension, consolidation or refinancing of any of the foregoing, in whole or in part; (d) all interest from time to time accruing on any of the foregoing, and all commitment and other fees pursuant to the Credit Agreement; (e) all other amounts payable by Borrower to Agent or any of the Banks pursuant to the Credit Agreement or any Related Writing; and (f) all costs and expenses, including attorney fees, incurred by Agent or the Banks in connection with the Credit Agreement or in connection with the collection of any portion of the indebtedness described in
(a), (b), (c), (d) or (e) hereof.

         2.6. "Letter of Credit" means any Letter of Credit, as defined in the Credit Agreement.

         2.7. "Loan" means any Loan, as defined in the Credit Agreement granted pursuant to the Credit Agreement.

         2.8. "Obligor" means any person or entity who, or any of whose property, is or shall be obligated on the Debt or any part thereof in any manner and includes, without limiting the generality of the foregoing, Borrower, any Guarantor and any other co-maker, endorser, guarantor of payment, subordinating creditor, assignor, grantor of a security interest, pledgor, mortgagor or any hypothecator of property, if any.

Except as specifically defined herein, all terms shall have the meanings ascribed to them in the Credit Agreement.


3. GUARANTY OF DEBT. Guarantor hereby absolutely and unconditionally guarantees the prompt payment in full of all of the Debt as and when the respective parts thereof become due and payable. If the Debt or any part thereof shall not be paid in full when due and payable, Agent and the Banks, in each case, shall have the right to proceed directly against Guarantor under this instrument to collect the payment in full of the Debt, regardless of whether or not Agent or the Banks shall have theretofore proceeded or shall then be proceeding against Borrower or any other Obligor or Collateral, if any, or any of the foregoing, it being understood that Agent and the Banks, in their sole discretion may proceed against any Obligor and any Collateral, and may exercise each right, power or privilege that Agent or the Banks may then have, either simultaneously or separately, and, in any event, at such time or times and as often and in such order as Agent or the Banks in their sole discretion may from time to time deem expedient to collect the payment in full of the Debt.


4. PAYMENTS CONDITIONAL. Whenever Agent or any Bank shall credit any payment to the Debt or any part thereof, whatever the source or form of payment, the credit shall be conditional as to Guarantor unless and until the payment shall be final and valid as to all the world. Without limiting the generality of the foregoing, Guarantor agrees that if any check or other instrument so applied shall be dishonored by the drawer or any party thereto, or if any proceeds of Collateral or payment so applied shall thereafter be recovered by any trustee in bankruptcy or anyone else, each Bank, in each case, may reverse any entry relating thereto in its books and Guarantor shall remain liable therefor even if such Bank may no longer have in its possession any evidence of the Debt to which the payment in question was applied.

5. GUARANTOR'S OBLIGATIONS ABSOLUTE AND UNCONDITIONAL. Regardless of the duration of time, regardless of whether Borrower may from time to time cease to be indebted to the Banks and irrespective of any act, omission or course of dealing whatever on the part of Agent or any of the Banks, Guarantor's liabilities and other obligations under this instrument shall remain in full effect until the payment in full of the Debt. Without limiting the generality of the foregoing:


         5.1. BANKS HAVE NO DUTY TO MAKE ADVANCES. No Bank shall at any time be under any duty to Guarantor to grant any financial accommodation to Borrower, irrespective of any duty or commitment of any of the Banks to Borrower, or to follow or direct the application of the proceeds of any such financial accommodation;

         5.2. GUARANTOR'S WAIVER OF NOTICE, PRESENTMENT, ETC. Guarantor waives
(a) notice of the granting of any Loan to Borrower or the incurring of any other indebtedness by Borrower or the terms and conditions thereof, (b) presentment, demand for payment and notice of dishonor of the Debt or any part thereof, or any other indebtedness incurred by Borrower to any of the Banks, (c) notice of any indulgence granted to any Obligor and (d) any other notice to which Guarantor might, but for this waiver, be entitled;

         5.3. BANKS' RIGHTS NOT PREJUDICED BY ACTION OR OMISSION. Agent and the Banks in their sole discretion may, without any prejudice to their rights under this instrument, at any time or times, without notice to or the consent of Guarantor, (a) grant Borrower whatever financial accommodations that such Bank may from time to time deem advisable, even if Borrower might be in default in any respect and even if those financial accommodations might not constitute indebtedness the payment of which is guaranteed hereunder, (b) assent to any renewal, extension, consolidation or refinancing of the Debt or any part thereof, (c) forbear from demanding security, if such Bank shall have the right to do so, (d) release any Obligor or Collateral or assent to any exchange of Collateral, if any, irrespective of the consideration, if any, received therefor, (e) grant any waiver or consent or forbear from exercising any right, power or privilege that such Bank may have or acquire, (f) assent to any amendment, deletion, addition, supplement or other modification in, to or of any writing evidencing or securing any Debt or pursuant to which any Debt is created, (g) grant any other indulgence to any Obligor, (h) accept any Collateral for, or any other Obligor upon, the Debt or any part thereof, and (i) fail, neglect or omit in any way to realize upon any Collateral or to protect the Debt or any part thereof or any Collateral therefor;

         5.4. LIABILITIES SURVIVE GUARANTOR'S DISSOLUTION. Guarantor's liabilities and other obligations under this instrument shall survive any dissolution of Guarantor; and

         5.5. LIABILITIES ABSOLUTE AND UNCONDITIONAL. Guarantor's liabilities and other obligations under this instrument shall be absolute and unconditional irrespective of any lack of validity or enforceability of the Credit Agreement, the Notes, or any other agreement, instrument or document evidencing the Loans or the Letters of Credit or related thereto, or any other defense available to Guarantor in respect of this instrument.

6. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that (a) Guarantor is a duly organized and validly existing corporation, in good standing under the laws of the state of its incorporation (as referenced in the first paragraph of this instrument), and is qualified to do business in Ohio and in each other state where it is required to so qualify; (b) Guarantor has legal power and right to execute and deliver this instrument and to perform and observe the provisions hereof; (c) the officers executing and delivering this instrument on behalf of Guarantor have been duly authorized to do so, and this instrument, when executed, is legal and binding upon Guarantor in every respect;
(d) no litigation or proceeding is pending or threatened against Guarantor before any court or any administrative agency which, in the opinion of Guarantor's counsel, is reasonably expected to have a material adverse effect on Guarantor; (e) Guarantor has received consideration which is the reasonable equivalent value of the obligations and liabilities that Guarantor has incurred to Agent and the Banks; (f) Guarantor is not insolvent as defined in any applicable state or federal statute, nor will Guarantor be rendered insolvent by the execution and delivery of this instrument to Agent and the Banks; (g) Guarantor is not engaged or about to engage in any business or transaction for which the assets retained by Guarantor shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder; and
(h) Guarantor does not intend to, nor does Guarantor believe that Guarantor will, incur debts beyond Guarantor's ability to pay them as they mature.



7. DISABILITY OF OBLIGOR. Without limiting the generality of any of the other provisions hereof, Guarantor specifically agrees that upon the dissolution of any Obligor and/or the filing or other commencement of any bankruptcy or insolvency proceedings by, for or against any Obligor, including without limitation, any assignment for the benefit of creditors or other proceedings intended to liquidate or rehabilitate any Obligor, Agent and the Majority Banks, in their sole discretion, may declare the unpaid principal balance of and accrued interest on the Debt to be forthwith due and payable in full without notice. Upon the occurrence of any of the events enumerated in the immediate preceding sentence, Guarantor shall, upon Agent's or the Banks' demand whenever made, purchase from the Banks (without recourse upon any Bank and without warranties either express or implied) the Notes or any other evidence of the Debt for an amount equal to the then unpaid principal balance of and accrued interest on the Debt.


8. WAIVER OF GUARANTOR'S RIGHTS AGAINST BORROWER AND COLLATERAL. To the extent permitted by law, Guarantor waives any claim or other right which Guarantor might now have or hereafter acquire against Borrower or any other Obligor which arises from the existence or performance of Guarantor's liabilities or other obligations under this instrument, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of Agent or any Bank against Borrower or any Collateral which Agent or any Bank now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law.

9.  MAXIMUM LIABILITY OF GUARANTOR.


         9.1. GUARANTOR'S LIABILITY LIMITED IN AMOUNT. Subject to Section 9.5 hereof, but otherwise notwithstanding anything to the contrary contained in this instrument, the maximum liability of Guarantor under this instrument shall not exceed the sum of (a) that portion of the Loans or the Letters of Credit the proceeds of which are used by Borrower to make Valuable Transfers (as hereinafter defined) to Guarantor, plus (b) ninety-five percent (95%) of the Adjusted Net Worth (as hereinafter defined), but only to the extent that the Adjusted Net Worth is a positive number, of Guarantor at the date of this instrument.

         9.2. DEFINITION OF TERMS USED IN SECTION 9. For purposes of this section 9:

                  "Adjusted Net Worth" shall mean, as of any date of determination thereof, the excess of (a) the amount of the fair saleable value of the assets of Guarantor as of the date of such determination, determined in accordance with applicable federal and state laws governing determinations of insolvency of debtors, over (b) the amount of all liabilities of Guarantor, contingent or otherwise, as of the date of such determination, determined on the basis provided in the preceding clause (a), and in all events prior to giving effect to Valuable Transfers.

                  "Valuable Transfer" shall mean (a) all loans, advances or capital contributions made to the Guarantor with proceeds of the Loans or the Letters of Credit, (b) the fair market value of all property acquired with proceeds of the Loans or the Letters of Credit and transferred to Guarantor, (c) the interest on and the fees in respect of the Loans or the Letters of Credit, the proceeds of which are used to make such a Valuable Transfer, and (d) the value of any quantifiable economic benefits not included in clauses (a) through
(c) above, but includable in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, accruing to Guarantor as a result of the Loans or the Letters of Credit.

         9.3. DEBT MAY EXCEED GUARANTOR'S MAXIMUM LIABILITY. Guarantor agrees that the Debt may at any time and from time to time exceed the maximum liability of Guarantor hereunder without impairing this instrument or affecting the rights and remedies of Agent or of the Banks hereunder.

         9.4. GUARANTOR'S LIABILITY NOT REDUCED BY PAYMENTS BY OTHERS. No payment or payments made by Borrower, Guarantor or any other person or received or collected by Agent or the Banks from Borrower, Guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Debt shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor under this instrument and Guarantor shall, notwithstanding any such payment or payments (other than payments made to Agent or the Banks by Guarantor or payments received or collected by Agent or the Banks from Guarantor), remain liable for the Debt up to the maximum liability amount of Guarantor set forth above until the Debt is indefeasibly paid in full in cash.

         9.5. ADJUSTMENTS TO MAXIMUM LIABILITY. Anything in this Section 9 to the contrary notwithstanding, in no event shall Guarantor's liability set forth above exceed the maximum amount that, after giving effect to the incurring of the obligations hereunder and to any rights to contribution of such Guarantor from other affiliates of Borrower, would not render Agent's or the Banks' rights to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law; and further provided that if a greater amount of the Debt than the maximum liability set forth in this Section 9 could be repaid by Guarantor as a result of an increase in Guarantor's Adjusted Net Worth subsequent to the date hereof, without rendering Agent's or the Banks' rights to payment hereunder void, voidable or avoidable under any applicable fraudulent transfer law, then the amount of Guarantor's maximum liability calculated in Subsection 9.1 hereof shall be calculated based upon Guarantor's Adjusted Net Worth on such later date, rather than the date of execution of this instrument.


10. NOTICE. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Guarantor, mailed or delivered to it, addressed to it at the address specified on the signature page of this instrument, if to Agent or a Bank, mailed or delivered to it, addressed to the address of Agent or such Bank specified on the signature pages of the Credit Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Guarantor to Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by Agent or the Banks.


11. MISCELLANEOUS. This instrument shall bind Guarantor and Guarantor's successors and assigns and shall inure to the benefit of Agent and each Bank and their respective successors and assigns, including (without limitation) each holder of any Note evidencing any Debt. If at any time one or more provisions of this instrument is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This instrument constitutes a final written expression of all of the terms of this instrument, is a complete and exclusive statement of those terms and supersedes all oral representations, negotiations and prior writings, if any, with respect to the subject matter hereof. The relationship among (a) Guarantor and (b) Agent and the Banks with respect to this instrument is and shall be solely that of debtor and creditors, respectively, and Agent and the Banks shall have no fiduciary obligation toward Guarantor with respect to this instrument or the transactions contemplated thereby. The captions herein are for convenience of reference only and shall be ignored in interpreting the provisions of this instrument.


12. GOVERNING LAW; SUBMISSION TO JURISDICTION. The provisions of this instrument and the respective rights and duties of Guarantor, Agent, and the Banks hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this instrument, any Loan Document or any Related Writing, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Guarantor agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.



13. JURY TRIAL WAIVER. GUARANTOR, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG AGENT, ANY OF THE BANKS, BORROWER AND/OR GUARANTOR ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN EACH OF THEM AND GUARANTOR IN CONNECTION WITH THIS INSTRUMENT OR ANY NOTE OR OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT'S OR THE BANKS' ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN THIS INSTRUMENT, ANY NOTE OR ANY OTHER GUARANTY OF PAYMENT, AGREEMENT, INSTRUMENT OR DOCUMENT RELATED THERETO.

Signed as of the 14th day of August, 1997, at Dayton, Ohio.


Address: ____________________           ___________________________________

         ____________________

         Attn: _______________          By: ________________________________


                                        and:
                                           _________________________________
                                        Title:
                                              ______________________________




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



                                    EXHIBIT A





KEYBANK NATIONAL ASSOCIATION











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